As filed with the Securities and Exchange Commission on August 29, 2008.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES ACT OF 1934

AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-5685431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8 Greenway Plaza, Suite 1000 Houston, TX	77046
(address of principle executive offices)	(Zip Code)

(713) 850-1400
(Registrant’s telephone number, including area code)

Copy to:
Jason W. Goode
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
(404) 881-7000

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
None	None
Securities to be registered under Section 12(g) of the Act:

Limited Partnership Interests
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 126-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in this Registration Statement on Form 10 of AmREIT Monthly Income & Growth Fund IV, L.P. other than historical facts may be considered forward-looking statements. We refer to AmREIT Monthly Income & Growth Fund IV, L.P. and, where required by the context in which the term is used, as the “Partnership,” “we,” “us” and “our.” Such statements include, in particular, statements about our plans, strategies and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “predict,” “believe,” “potential,” “continue” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this Registration Statement is filed with the Securities and Exchange Commission, which we refer to as the SEC. We make no representation or warranty, express or implied, about the accuracy of any such forward-looking statements contained in this Registration Statement, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See the section captioned “Item 1. Description of Business - Risk Factors” of this Registration Statement on Form 10.

Any forward-looking statements are subject to unknown risks, uncertainties and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations, provide distributions to our partners and maintain the value of our real estate properties, may be significantly hindered.

ITEM 1.                      BUSINESS

Background

We are filing this Form 10 to register our units of limited partnership interest, or the Units, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to the terms of a private placement memorandum dated November 15, 2006, which we refer to as the Offering Memorandum, we began raising proceeds from a private placement, which we refer to as the Offering.  The Offering began on November 15, 2006, and we closed it on April 1, 2008, at which point we had sold approximately 2,000 Units and raised aggregate gross proceeds of approximately $50.0 million, approximately $5.3 million of which was used to cover the costs of the Offering.  We refer to the holders of our Units as Limited Partners. We are subject to the registration requirements of Section 12(g) of the Exchange Act because the aggregate value of our assets exceeds applicable thresholds and the Units are held by 500 or more persons. As a result of our obligation to register our securities with the SEC under the Exchange Act, we will be subject to the requirements of the Exchange Act rules. In particular, we will be required to file quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K and otherwise comply with the disclosure obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.  This Registration Statement on Form 10 and other reports and other information we subsequently file can be inspected and copied at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Such reports and other information may also be obtained from the SEC’s website at http://www.sec.gov.  Further information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We are a Delaware limited partnership formed on October 10, 2006 to acquire, develop and operate, directly or indirectly through joint venture arrangements, a portfolio of commercial real estate consisting primarily of multi-tenant shopping centers and mixed-use developments throughout the Southern and Southwestern United States. Our investment strategy is to (1) sell approximately 40% of our properties when appropriate and re-invest the net sales proceeds into additional properties and (2) retain the remaining properties as income-producing assets during our entire operating period. At the end of our seven year operating period, which expires on November 15, 2013, we will sell our properties and distribute the net proceeds to our Partners, as defined below. Our principal office is located at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046. Our telephone number is (713) 850-1400.

    Our general partner is AmREIT Monthly Income & Growth IV Corporation, a Delaware corporation that we refer to as the General Partner.  Our General Partner is a wholly-owned subsidiary of AmREIT, a Texas real estate investment trust listed on the American Stock Exchange (AMEX: AMY). AmREIT and its predecessors have sponsored and advised 18 partnerships formed for the purpose of investing in properties during its 23 year history. Our General Partner has the exclusive right to manage our business and affairs on a day-to-day basis pursuant to our limited partnership agreement, which we refer to as the Partnership Agreement. Our General Partner is responsible for all of our investment decisions, including decisions relating to the properties to be developed, the method and timing of financing or refinancing the properties, the selection of tenants, the terms of the leases, the method and timing of the sale of our properties and the reinvestment of net sales proceeds. Our General Partner utilizes the services of AmREIT and its affiliates in performing its duties under the Partnership Agreement. Our General Partner has contributed $1,000 to us for its general partner interest, and AmREIT has contributed $800,000 to us for its limited partner interest. We refer to our General Partner and our Limited Partners collectively as the Partners.

    We issued Units in the Offering in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and state securities laws. As a result, our Limited Partners may not transfer the Units except pursuant to an effective registration statement or pursuant to an exemption from registration. The Units are not currently listed on a securities exchange and there currently is no market for the Units. We do not intend to list the Units at this time and have no plans to list the Units on an exchange in the future.

    We commenced our principal operations on December 8, 2006, when we acquired our first interest in a property.  On January 12, 2007, we raised the minimum offering of $1,000,000 pursuant to the terms of our Offering Memorandum and issued the initial 40 Units.

    We own investments in four properties, all of which are located in Texas, through joint ventures with affiliates and non-affiliates. Three of the properties are multi-tenant retail properties and the fourth property consists of vacant land for development into a multi-tenant retail property. The three existing retail properties comprise approximately 612,000 rentable square feet. As of December 31, 2007 the three existing retail properties were 75% leased. We do not own any properties directly.

    The following is a summary of the four properties in which we owned an interest as of December 31, 2007.  Each property is owned through a joint venture and is not consolidated in our financial statements.

Property	Location	Percent Owned	Square Footage	Percentage Leased	Annualized Gross Base Rent(1)

Casa Linda Plaza (2)	Dallas	50%	324,638	82%	$3,207,000
Woodlake Square (3)	Houston	40%	205,522	73%	1,985,000
Westheimer Gessner (3)	Houston	40%	82,120	50%	627,000
Cambridge Holcombe (4)	Houston	50%	TBD	 %	TBD -
Total			612,280		$5,819,000

(1)
Annualized gross base rent represents base rents in place on leases with rent having commenced as of December 31, 2007 and does not reflect straight-line rent or other adjustments under generally accepted accounting principles.

(2)	Property is under redevelopment.
(3)	Property is planned for redevelopment.
(4)	Property is vacant land and is planned for redevelopment.

See “Item 3. Properties” for a more detailed description of our investments in properties.

~1~

Investment Objectives

Our investment objectives are:
to preserve and protect our Limited Partners' capital contributions;
to provide cash distributions to our Partners through the operation of our properties; and
to add value to our properties in which we have invested during our operating period and to realize appreciation upon the ultimate sale of such properties.

Investment Strategy

We were formed to acquire, develop and operate a portfolio of commercial real estate consisting primarily of multi-tenant shopping centers and mixed-use developments. We will seek to maximize our income and capital growth during our opGeneral Partnererating period by (1) selling approximately 40% of our properties when appropriate and re-investing the net sales proceeds into additional properties (we refer to this process as Active Management), and (2) owning the remaining properties as income-producing assets during our entire operating period. Our operating period will continue until November 15, 2013. The operating period may be extended to November 15, 2015 only with the consent of the majority of Units held by our Limited Partners. At the end of our operating period, the General Partner will begin an orderly liquidation of our properties and distribute the net proceeds to our Partners. If our General Partner does not diligently pursue the liquidation of our properties at the end of our operating period, AmREIT will forfeit its $800,000 investment in Units.

Equity Allocation

As of March 31, 2008, we had received $43.8 million in net proceeds from the Offering (net of $5.9 million in offering costs). We have invested approximately $27.6 million of such proceeds in real properties through various joint ventures. We have approximately $13.9 million in cash and cash equivalents remaining as of March 31, 2008 for future investments in real property. The remaining net proceeds from the Offering were distributed to our Limited Partners as a return of capital. Once we have invested all of the net proceeds from the Offering, we estimate that approximately 60% to 70% of our capital will be invested in existing commercial shopping centers, primarily multi-tenant properties, mixed-use properties with a strong retail component and, to a lesser degree, single-tenant properties. Three of our four current investments are in existing retail properties. We expect to have invested the remaining approximately 30% to 40% of our capital for equity investments in the development of commercial shopping centers, consisting primarily of multi-tenant and mixed-use developments and, to a lesser degree, single-tenant developments. However, if our General Partner determines that the risk/return dynamic of the development investment activities or the acquisition of existing retail centers dramatically improves or declines, our capital will be reallocated accordingly.

As we make additional investments, we will seek to avoid tenant concentration in one industry by pursuing properties with tenants representing a variety of industries. We will also seek to avoid tenant concentration by limiting the size and number of our properties held by a single tenant or brand. We intend to diversify our tenant base so that no single tenant or brand represents more than 15% of our overall gross revenues from our portfolio following the investment of all of the proceeds from the Offering.

Investments in Properties with Operating Histories

Once we have invested all of the net proceeds from the Offering, we expect approximately 60% to 70% of our portfolio to be comprised of existing shopping centers leased to high quality tenants, consisting primarily of multi-tenant centers, mixed-use properties with a dominant retail component and, on a selective basis, free standing single-tenant properties. These investments will primarily be shopping centers that are grocery-anchored, strip center, mixed-use or lifestyle properties whose tenants consist of national, regional and local retailers. We anticipate that our grocery-anchored shopping centers will be anchored by an established grocery store operator in the region, such as Albertson’s and Randall’s. Our lifestyle centers will typically be anchored by a combination of national and regional tenants that provide customer traffic and tenant draw for specialty and restaurant tenants that support the local consumer. Our other shopping centers typically will be leased to national and regional tenants such as Walgreen’s, Border’s Bookstore, 24 Hour Fitness, Petco and Jos A. Bank, as well as a mix of local and value retailers. We may also invest in shopping centers that are leased to national drug stores, national restaurant chains, national value-oriented retail stores and other regional and local retailers. We seek existing properties where the majority of the leases are either leased or guaranteed by the lessee’s parent company, not just the operator of the individual location, and in areas of substantial retail shopping traffic. Our strategy is to acquire properties that attract tenants that provide basic staples and convenience items to local customers. We believe that sales of these items are less sensitive to business cycle fluctuations than higher priced retail items.

Development and Redevelopment Properties

Once we have invested all of the net proceeds from the Offering, we expect approximately 30% to 40% of our portfolio to be comprised of development properties, either directly or indirectly through joint ventures. Of the four properties in which we currently own an interest, Casa Linda is currently under redevelopment. Additionally, we plan to redevelop Woodlake Square and Westheimer Gessner. Cambridge Holcombe consists of vacant land located in the Texas Medical Center in Houston, Texas and we are in the initial stages of planning this property’s development. The amount of equity committed to development and redevelopment projects is generally 25% to 100% of the total cost of the project, with the remaining costs being funded through lines of credit, construction financing or other property level mortgage financing.  We work closely with local development partners in these transactions throughout the development process.

We plan to redevelop Woodlake Square and Westheimer Gessner, and it is likely that these properties will become mixed-use developments which may include office, residential, entertainment and hospitality components.  It is possible that our future investments will have mixed-use components as well. Our General Partner will analyze the market surrounding each mixed-use development to determine the optimal mix of retail to non-retail components. We will develop in locations that provide limited competition, quality location and strong market fundamentals. We intend to commence the leasing process before construction.

Our General Partner may hire a general contractor to provide construction and construction management services for each of its development and redevelopment projects. The general contractor will be entitled to fees for providing these services, and these fees may be paid on a fixed price basis or a cost plus basis. We anticipate that AmREIT Construction Company, an affiliate of our General Partner, will provide construction and construction management services for many of our development and redevelopment projects. We may or may not competitively bid the construction management services for projects for which AmREIT Construction Company is selected. Where AmREIT Construction Company is selected to provide construction and construction management services, such services will be provided on terms and conditions no less favorable to us than can be obtained from independent third parties for comparable services in the same location.

Each of our development and redevelopment projects has and will have a project manager assigned to ensure all necessary functions are performed. The project manager is responsible for coordinating all phases of the project, including the feasibility study of each project prior to the commencement of development and much of the pre-development work.  Each development will also have a construction manager who is responsible for coordinating all the outsourced trades including architectural, engineering, environmental and construction contractors. The construction manager will be an employee of AmREIT Construction Company in the event that it serves as the general contractor of a development project. The project and construction managers will be jointly responsible for the preparation and adherence to the development budgets. Capital inflows and outflows are carefully tracked and compared against budgets. Actual costs versus budget reports will be prepared on a monthly basis for review by various parties including the development team, management team and lenders.  The project and construction managers will work in unison to ensure each project is built within budget and on a timely basis.

We may employ our capital in at-risk situations to tie up developable land sites using, among other things, purchase agreements and options. Such commitments may not necessarily result in the eventual acquisition of a land site, as we may elect to forfeit funds after completing our due diligence.

~2~

Location of Properties

We seek investments in properties located throughout the United States, with a primary focus on markets with increasing population growth and urban density. As a result of our General Partner’s experience in developing, acquiring and managing retail real estate in metropolitan Texas markets, each of the four properties in which we currently own an interest is located in Texas. The economies of the Texas metropolitan markets where we own investments will have a significant impact on our cash flow and the value of our properties. Although a downturn in the economies of these metropolitan areas could adversely affect our business, general retail and grocery anchored shopping centers that provide necessity-type items tend to be less sensitive to macroeconomic downturns.

Although we intend to invest only in properties in the United States, we are not prohibited from making investments in foreign countries that meet our investment criteria.

Investment Decisions

         Our General Partners uses commercially reasonable efforts to present to us suitable investments consistent with our investment objectives and policies.  In pursuing our investment objectives and making investment decisions for us, our General Partner considers relevant real estate property and financial factors, including the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation, liquidity and tax considerations.  Moreover, to the extent feasible, our  General Partner strives to select a diversified portfolio of the properties in terms of geography, type of property and industry of the tenants, although the number and mix of properties acquired will largely depend upon real estate and market conditions and other circumstances existing at the time properties are acquired.

Prior to acquiring a property, our General Partner undertakes an extensive site review. Our General Partner also typically undertakes a long-term viability and market value analysis, including an inspection of the property and surrounding area by an acquisition specialist and an assessment of market area demographics, consumer demand, traffic patterns, surrounding land use, accessibility, visibility, competition and parking. Our General Partner may also take the following steps, depending on the property and terms agreed to:

•	obtain an independent appraisal of the property;

•	obtain an independent engineering report of the property’s mechanical, electrical and structural integrity (sale/leaseback properties only);

•	evaluate both the current and potential alternative uses of the property; and

•	obtain an independent Phase I environmental site assessment.

    Our General Partner is not required to obtain an appraisal in connection with an acquisition, although it is anticipated that if third-party financing is being provided by a commercial lender, such lender will obtain an independent appraisal.

Real Estate Fundamentals

Our General Partner believes that sound real estate fundamentals will allow us to attract the best tenants and produce the best results for our real estate portfolio. Our General Partner believes that factors such as corner locations, high automobile traffic counts, high populations, high household incomes and limited opportunities for competition produce favorable conditions for the success of the tenant and the retail property.  Each of our current investment properties possesses these characteristics. Corner locations traditionally offer favorable access because these locations can access traffic in all directions. High traffic passing a retail property provides maximum exposure for retail tenants. A dense population base surrounding a retail property provides a large consumer base for a tenant’s business. Areas that have high household income have more disposable income that is affected less by economic cycles. Locations that have few opportunities for new retail properties offer a limited supply of space and thus have the best likelihood of growing rental rates. Although a shopping center seldom offers all of these factors, our General Partner will use these criteria to measure the quality and relative value of opportunities relative to others in evaluating each proposed real estate investment.

Our General Partner also believes that its ability to obtain locations near national commercial tenants such as Wal-Mart, Home Depot and Target, which are major traffic generators for other commercial tenants, should enable us to attract brand name, high quality tenants.

Tenant Quality and Monitoring

We seek to attract high quality tenants for our properties. A tenant will be considered “high quality” if at the time of acquisition, the tenant has a regional or national presence, operating history of 10 or more years and a net worth in excess of $50 million. When available, our General Partner will rely on national credit rating agencies such as Standard & Poor’s to assist in such determination. If public data is not available, our General Partner will rely on its experience, its own credit analysis and resources provided by its lenders to qualify a prospective tenant.

If a tenant has a public debt rating, we will seek tenants that have: a debt rating by Moody’s of Baa3 or better or a credit rating by Standard & Poor’s of BBB- or better; or a guaranty for its payments under the lease by a guarantor with a debt rating by Moody’s of Baa3 or a credit rating by Standard & Poor’s of BBB or better.

Moody’s ratings are opinions of future relative creditworthiness incorporating an evaluation of franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. The rating therefore measures the ability of a company to generate cash in the future. Standard & Poor’s assigns a credit rating both to companies as a whole and to each issuance or class of a company’s debt. A Standard & Poor’s credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s, is assigned to companies or issuances that exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the company to meet its financial commitments.

Net Leases

Our properties typically enter into net leases with their tenants. “Net leases” are leases that typically require that tenants pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple net, double net and bondable. Triple net and bondable leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any. Double net leases typically hold the landlord responsible for the roof and structure of the building while the tenant is responsible for all remaining expenses associated with the real estate. Since each lease is an individually negotiated contract between two or more parties, each contract will have different obligations of both the landlord and tenant. Many large national tenants have standard lease forms that generally do not vary from property to property, and we will have limited ability to revise the terms of leases to those tenants.

Our properties have tenants with varying lease terms. We have acquired interests in properties under which the lease terms have partially run. We evaluate the lease term risk based on criteria such as whether the property is in an attractive location, difficult to replace or has other significant favorable real estate attributes. The leases for our properties generally require our tenants to pay a predetermined annual base rent. Some of these leases contain provisions that increase the amount of base rent payable at points during the lease term and/or percentage rent that can be calculated by a number of factors. In addition, these leases generally require that each tenant pay the cost of the liability insurance covering the property or provide such coverage. The third-party liability coverage will insure, among others, us, our General Partner, and any entity formed by us to hold the property. The leases for our properties generally require that each tenant obtain, at its own expense, property insurance naming the above parties as an insured party for fire and other casualty losses in an amount that generally equals the full replacement value of such property. Tenants are generally required to obtain our General Partner’s approval of all such insurance.

~3~

Ownership Structure

As of December 31, 2007, we owned interests in four properties through joint ventures with affiliated and non-affiliated entities. The joint ventures are structured as limited partnerships and directly own fee simple interests in the underlying properties. We own a portion of each of the limited partnerships and have the ability to significantly influence the strategic and operating decisions of the joint ventures.

For our future investments, we may continue to acquire properties through joint ventures, or we may acquire, directly or indirectly, (1) fee simple interests in owned real property and (2) leasehold interests in real property subject to long-term ground leases. We may acquire future properties individually or on a portfolio basis. Our General Partner and its affiliates may purchase properties in their own name or in entities that they control, assume loans in connection with the purchase of properties, and temporarily hold title to properties for the purpose of facilitating the acquisition of properties by us. Our General Partner and its affiliates may also borrow money or obtain financing and complete construction of properties.

For future investments we may make in development properties, we may enter into arrangements with the seller or developer, provided that the property is pre-leased to a high quality tenant. In these cases, we will be obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications and costs approved in advance by our General Partner. We will receive a certificate of an architect, engineer or other appropriate party, stating that the property complies with all plans and specifications. If renovation or remodeling is required prior to the purchase of a property, our General Partner expects to pay a negotiated maximum amount upon completion.

We may enter into sale and leaseback transactions, under which we will purchase a property and lease the property back to the seller.

Joint Ventures

As of December 31, 2007, we owned interests in four properties through joint ventures with affiliates of our General Partner and non-affiliates. The joint ventures are structured as limited partnerships, in which we own interests. Each of these limited partnerships owns one of the four underlying properties. Each general partner is responsible for establishing policies and operating procedures with respect to the business and affairs of the underlying property. However, we and each of our joint venture partners must approve all significant decisions involving the properties, including decisions involving acquisitions and dispositions of properties, refinancing, operational budgets and significant capital improvements.

We may invest in additional properties through joint ventures with third-party developers and real estate investors, including our General Partner, its affiliates and entities owned or managed by its affiliates. Such joint ventures may include investments in limited liability companies or other co-ownership arrangements whose purpose is the acquisition or improvement of the properties. Our General Partner and its affiliates may provide services to the joint venture, including, but not limited to, acquisition, development, management, leasing and/or real estate disposition services. Our current joint venture investments contain, and we will not enter in future joint venture investments unless they contain, the following features:

•	our right either to approve significant decisions of the joint venture or to control operations of the joint venture, subject to the right of the joint venture partner to approve sales or refinancing;

•
the total compensation paid by us and the joint venture to our General Partner and its affiliates in connection with a joint venture will not exceed the compensation which would be permissible under the Partnership Agreement if we owned 100% of the joint venture;

•
no duplication of joint venture costs and expenses and our costs and expenses relating to the joint venture business, including organization and syndication expenses, acquisition and development costs; and

•
any purchase, sale or financing transactions between the joint venture partner and our General Partner or its affiliates must be on terms, which are commercially reasonable and comparable to those relating to transactions between unrelated parties.

Our investments in Casa Linda Plaza, Woodlake Square and Westheimer Gessner were made through joint ventures with affiliates of our General Partner. For any future investment with our General Partner, its affiliate, or an entity owned or managed by an affiliate, our General Partner or the managing member, largest shareholder, general partner or other controlling or majority owner of the affiliate or such other entity may contribute capital to the joint venture on the same terms and conditions as us. Allocable profits in a joint venture will be calculated based on the sum of net sale proceeds from the sale of a property (after repayment of debt) plus reserves less capital contributions of each joint venture partner plus actual origination and carrying costs of the additional financing incurred in connection with such property. Distributions will be pro rata to the joint venture partners based on their aggregate capital contributions.

Our General Partner or its affiliate may form another partnership or other investment vehicle with essentially the same investment objectives as us and such entity may acquire properties through a joint venture. Such other entities may have as investors controlling persons or other former and current investors in programs sponsored by affiliates. The terms and conditions upon which persons become investors in such other entities may differ from our terms and conditions.

~4~

Sale of the Properties

Operating Period Dispositions

During our operating period, our General Partner intends to hold our properties until such time as a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that such objectives will not be met. We have not yet sold any of our investments in properties. Our General Partner anticipates an average holding period for Actively Managed properties (approximately 40% of the portfolio) of 12 to 48 months, recognizing that certain projects may have a shorter or longer holding period. When deciding whether to sell properties during our operating period, our General Partner will consider factors such as potential capital appreciation, cash flow, the availability of other attractive investment opportunities and federal income tax considerations.

Reinvestment of Net Sales Proceeds

During our operating period, our General Partner intends to reinvest the net sales proceeds generated from the sale of our Actively Managed properties. In making the determination of whether to reinvest the net proceeds from a particular sale, our General Partner will first determine whether we have adequate cash flow to support the anticipated monthly distribution to our Limited Partners. Second, our General Partner will determine if there are sufficient reserves to pay the special tax distribution to our Limited Partners at the end of the year.

Liquidation Period Dispositions

Our General Partner will in good faith actively market for sale all of our properties other than those in the development or redevelopment stage and commence an orderly Partnership liquidation on or before November 15, 2013. Properties in the development or redevelopment stage at the end of the operating period will be marketed for sale upon completion. The operating period may be extended to November 15, 2015 only with the consent of Limited Partners owning a majority of the outstanding Units. If our General Partner does not take all commercially reasonable efforts to diligently pursue the portfolio sale and liquidation on our behalf as described above, AmREIT shall forfeit its $800,000 investment in our Units.

Once our General Partner has marketed for sale all of our properties, it may take months or years for our General Partner to sell all of our properties and wind up our operations. In connection with the sale of a property, we may take purchase money obligations secured by a mortgage on the property as partial payment, thereby delaying any distribution of sale proceeds to our Limited Partners over the term to maturity of such obligations. The terms of payment to be accorded by us will be affected by custom in the area in which the property is located and the then-prevailing economic conditions.

AmREIT’s Purchase Rights

We have granted AmREIT a limited right of first offer to purchase our wholly-owned properties that our General Partner determines are in our best interests to sell.  For properties we own through a joint venture, we will grant AmREIT this right of first offer, subject to the approval of our joint venture partners.  If our General Partner determines that it is in our best interests to sell one of our properties, our General Partner will notify AmREIT of our desire to sell such property. AmREIT will then have 30 days to determine whether to pay the market value to acquire the property for itself. To determine the market value of a property, both AmREIT and we, at our own cost and expense, shall appoint a real estate appraiser with at least five years full-time commercial appraisal experience and who is a member of the Appraisal Institute (MAI designation). If either of us fails to appoint an appraiser, the single appraiser appointed shall be the sole appraiser and shall determine market value. Each appraiser shall conduct an independent appraisal of the property within 30 days after the two appraisers are appointed. If the appraised values are within five percent of each other, the market value of the property shall be the median of the two appraisals. If the two appraisals are more than five percent apart, a third appraiser meeting the qualifications stated above and independent from each party shall be appointed by the existing appraisers. Each of the parties shall bear one-half of the cost of the third appraiser. Within 30 days after its selection, the third appraiser shall complete its appraisal of the property. Upon completion of the third appraisal, if the low appraisal and/or the high appraisal are/is more than five percent lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, with the resulting quotient being the market value. If both the low appraisal and the high appraisal are disregarded as stated above, the middle appraisal shall be the market value. AmREIT will have 10 business days after the final determination of market value to elect to purchase the property.

If AmREIT agrees to pay the market value for a property, as determined above, we will sell the property to AmREIT. If AmREIT declines to acquire a property or fails to notify us of its intent to acquire a property within the requisite time periods, then we will market the property to third parties.

Marketing

Our General Partner believes that relationships and networking are the two primary components of marketing properties for sale. Our General Partner will use its in-house staff along with its relationships with key commercial brokers across the country to sell our properties.

Leverage

Our investments in Casa Linda Plaza, Woodlake Square and Westheimer Gessner were made by our contributing equity to joint ventures. The Casa Linda Plaza and Woodlake Square joint ventures used leverage to acquire its properties, while the Westheimer Gessner joint venture used only the cash proceeds from our equity contribution and the equity contribution of our affiliates to acquire its property. For our future investments in properties with operating histories, we intend to continue to leverage our investments in these properties using traditional, commercial real estate lending sources, as underwritten by our General Partner and the lender.

Our investment in Cambridge Holcombe was made by our contributing equity to a joint venture, which in turn, acquired Cambridge Holcombe using cash proceeds from our equity contribution and the equity contribution of our joint venture partner. We expect that for this and future development projects, local developers will employ construction financing consistent with that of traditional real estate projects and underwritten by the development partner, our General Partner and the lender. Construction financing employed by development partners will not directly be part of our capitalization as it will be off-balance sheet to the Partnership.

We may finance the acquisition of future investments in properties pursuant to new financing or assumption of existing indebtedness. We may incur secured or unsecured indebtedness at any time during our term. We may refinance a property after it has increased in value or when more favorable terms are available may permit us to retain such property and at the same time generate distributions to the Partners, enable us to engage in renovation or remodeling activities, or to make further acquisitions. We may incur debt for expenditures related to the properties, including to facilitate the sale or to pay for capital expenditures. There is no fixed limit on the term of any particular borrowing or the amount thereof. Generally, we may not incur indebtedness (or any refinancing thereof) to acquire or improve properties in an amount greater than 75% of our cash and cash equivalents plus the market value of our portfolio based on a cap rate approach applied to the net operating income of the property, with a target of 60% of the value of our assets. However, pursuant to our Partnership Agreement, we have exceeded this leverage limitation to fund our initial equity contribution to the Casa Linda Plaza joint venture. No assurance can be given as to the future availability of credit, the amount or terms thereof, or the restrictions that may be imposed on our future borrowings by lenders. The terms of our loans may require the properties to be held by special purpose entities whose controlling interest must be held by a corporation.

We may borrow money from AmREIT or its affiliates if our General Partner, in the exercise of its fiduciary duties, determines that the transaction is on terms that are fair and reasonable and no less favorable to us than comparable loans between unaffiliated parties.

~5~

Other Investments

We currently own interests in four properties through joint ventures. We may invest in other entities that own real estate, including in connection with joint ventures. We make these investments when our General Partner considers it more efficient to acquire an entity owning such real property rather than to acquire the properties directly. We have and may continue to acquire less than all of the ownership interests of such entities if our General Partner determines that such interests are undervalued and that a liquidation event in respect of such interests are expected within our operating period.

To the extent our General Partner determines it is in our best interest, due to the state of the real estate market, in order to diversify our investment portfolio or otherwise, our General Partner may make or invest in mortgage loans. We currently do not own any interests in mortgage loans. The criteria for investing in mortgage loans will be substantially the same as those involved in its investment in properties. Our Partnership Agreement limits our investment in mortgage loans to no more than 20% of the net proceeds from the Offering, unless the maximum allocation is increased by our General Partner with the consent of the Limited Partners owning a majority of the outstanding Units.

Our Partnership Agreement prohibits us from investing in securities of other issuers, except for permitted temporary investments pending utilization of our funds to acquire properties and except for investments in joint ventures and similar co-ownership arrangements, unless otherwise agreed to by Limited Partners holding a majority of the outstanding Units.

Our General Partner invests our reserves and other available funds not committed to investments in properties in United States government securities, securities issued and fully guaranteed by United States government agencies, securities issued and fully guaranteed by states or municipalities, certificates of deposit and time or demand deposits in commercial banks, bankers’ acceptances, savings and loan association deposits or deposits in members of the Federal Home Loan Bank System, or money market instrument funds.

Conflicts of Interest

Our General Partner is subject to various conflicts of interest arising out of its relationship with us, the Limited Partners and AmREIT. Our General Partner and its affiliates have and will continue to try to balance our interests with their duties to other AmREIT-sponsored programs. However, to the extent that our General Partner or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to our Limited Partners. Some of these conflicts are described below.

Limited Financial Resources

Our General Partner has no assets other than its general partner interest in us and its investment in our Units. In the event we have substantial capital needs, our General Partner will not have sufficient financial resources to satisfy these needs. In addition, AmREIT, the parent of our General Partner, has substantial financial obligations related to its properties and its interest in other programs and may not be able to provide us financial assistance in the event we have capital needs.

Interests in Other Real Estate Programs

AmREIT sponsors and manages real estate programs and ventures and intends to sponsor and manage more programs and ventures in the future. The only existing entities that our General Partner’s management also manages which have similar investment objectives and may compete with us are AmREIT Income & Growth Fund, Ltd., AmREIT Monthly Income & Growth Fund, Ltd., AmREIT Monthly Income and Growth Fund II, Ltd., AmREIT Monthly Income and Growth Fund III, Ltd., REITPlus, Inc. and AmREIT which we collectively refer to as the Similar AmREIT Programs. In addition to identifying, originating and effecting property acquisitions and development projects for us, our General Partner’s management and its affiliates will continue to acquire and develop real estate for the account of other affiliated and unaffiliated investors. Conflicts of interest of our General Partner’s management may arise in its allocating opportunities between us and other programs, particularly where our General Partner’s profit or loss interest in such other investment is different than our General Partner’s interest in the Partnership.

Conflicts of interest may also arise in connection with our General Partner’s responsibilities to us and the responsibilities of its affiliates to other entities. For example, conflicts of interest could arise in management’s allocation of its time and access to resources, such as financing, goods, material or labor, or in connection with its access to the leasing or resale markets, particularly during times these resources are scarce or in short supply. Conflicts could also result in the selection and marketing of projects if shortages of properties, materials or labor are insufficient causing market demands to require our General Partner’s management to allocate project opportunities between us and its affiliates.

Because the management of our General Partner manages other investment funds and entities with similar investment strategies, including AmREIT, competition for properties will create a conflict of interest. Management expects to manage this conflict by providing a pipeline of real estate projects and opportunities to support all of its activities. All potential development and acquisition opportunities will initially be presented to AmREIT. If AmREIT elects not to make the investment, our General Partner’s management will determine which of the entities that it advises, including us, would be most appropriate to make the proposed investment. To determine which entity should make the investment, management will first evaluate the investment objectives of each investment fund and determine if the opportunity is suitable for each fund. If the proposed investment is appropriate for more than one fund, management will then evaluate the portfolio of each fund, both in terms of geographic diversity and tenant concentration, to determine if the investment is most suitable to one fund. If the geographic diversity and tenant concentration analysis is not determinative, management will allocate the property to the fund with uncommitted funds available for the longest period of time. Our General Partner’s management may also allow multiple investment funds to enter into joint ventures for the purchase or acquisition of a property.

Competition for Management Services

Our General Partner’s management is engaged in substantial activities apart from our business, including their duties to AmREIT and other real estate programs sponsored by AmREIT. As such, they will devote only so much of their entire time to our affairs as is reasonably required in their judgment and they could have conflicts of interest in allocating their time between us and other entities. Our General Partner believes that it has sufficient staff to fully discharge its responsibilities to us.

~6~

Leasing Agents

Our General Partner retains the services of affiliated leasing agents to lease the properties in which we have invested. Because these leasing agents provide similar services to affiliates of our General Partner, including AmREIT, they face conflicts of interest if they are seeking to lease our properties and similar properties of its affiliates at the same time. In such an event, the affiliated leasing agent will seek to mitigate any potential conflict by presenting a potential tenant with all of the available properties, so that the potential tenant can select the property with the size, rent, location and other characteristics most suitable to its needs.

Properties

We rely on our General Partner and its affiliates in the selection, management and sale of the properties and do not have independent representation in this regard. Conflicts of interest could arise in connection with any interests affiliates of our General Partner may have in a particular property, including interests it may have as an affiliate of AmREIT in connection with any sale of a property to AmREIT, and those of the Limited Partners in operating the Partnership. See “Item 1. Business – Risk Factors.”

Sale of Properties

Our General Partner actively manages our Actively Managed properties during the operating period. During the operating period, our General Partner will sell our properties from time to time to third-party real estate investors. Our General Partner may receive compensation in the form of a brokerage commission for the work performed in the sale of the properties. Because there is potential for our General Partner to earn a brokerage commission on each property sale, there is a conflict of interest in that our General Partner may sell a property simply to earn a brokerage commission, even if it is not in our best interest or the best interest of the Limited Partners.

No Arm’s-Length Agreements

The compensation payable to our General Partner and its affiliates has not been determined by arm’s- length negotiations. Also, a significant portion of this compensation is payable irrespective of the quality of the services provided or our success or profitability. There is no assurance that the amounts or terms of such compensation will not exceed that which would be paid to unrelated persons under similar circumstances in arm’s-length transactions.

AmREIT’s Interests in Other Programs

AmREIT, our General Partner’s parent, engages for the account of others in other business ventures involving real estate development and investment. Moreover, AmREIT or its affiliates, including our General Partner, may in the future serve as management for the general partner of other companies or ventures, and acquire, develop and operate real estate related activities in the same areas as ours for their own account. Neither we nor any Limited Partner will be entitled to any interest in such other ventures.

Transactions with Affiliates

We may, from time to time, sell some of our properties to AmREIT. As a result of the inherent conflict in such a sale, we will only sell a property to AmREIT if they agree to pay the market value or the amount of a bona fide final third-party offer for that property. See “Item 1. Business – Sale of the Properties – AmREIT's Repurchase Rights” for a more detailed description of AmREIT’s rights. In addition, we may borrow money from AmREIT or its affiliates. Although our General Partner will only approve an affiliated borrowing transaction if, in the exercise of its fiduciary duties, it determines that the terms are fair and reasonable and no less favorable to us than comparable loans between unaffiliated third parties, our General Partner could face conflicts of interest in connection with such a transaction that may not be resolved in the best interests of our Limited Partners.

In the event our General Partner or its affiliates receive compensation from us for any additional services performed on our behalf, such services will only be provided on terms and conditions no less favorable to us than can be obtained from independent third parties for comparable services in the same location. Such services may include, but are not limited to, leasing coordination fees, construction and construction management fees, including in connection with renovation and remodeling, and tax appeal fees. The fees for such services, if provided by affiliates, will be separately itemized and retained in our records.

Affiliated Property Manager and Construction Manager

AmREIT Realty Investment Corporation, or ARIC, an affiliate of our General Partner, provides property management services for the Woodlake Square, Casa Linda and Westheimer Gessner properties and may provide property management services for properties in which we acquire an interest in the future. ARIC is a wholly owned subsidiary of AmREIT and the officers of our General Partner are also officers of ARIC. As a result, we might not always have the benefit of independent property management to the same extent as if our General Partner and the property manager were unaffiliated. In addition, given that ARIC is an affiliate of our General Partner, our agreements with ARIC are not negotiated at arm’s-length, as they would between unrelated parties.

AmREIT Construction Company, an affiliate of our General Partner, will in the future provide construction and construction management services for certain of our development and redevelopment projects. AmREIT

Construction Company is currently engaged to provide construction management services for the Casa Linda Plaza property. As a result, we will not have the benefit of independent construction management to the same extent as if AmREIT Construction Company was unaffiliated. Since AmREIT Construction Company is an affiliate of our General Partner, we do not have the benefit of arm’s-length negotiation of any contracts we enter into with AmREIT Construction Company that would apply between unrelated parties.

Lack of Separate Representation

Our legal counsel acts and may in the future act, as counsel to us, our General Partner, AmREIT and certain of our respective affiliates. There is a possibility that in the future, the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, our counsel may be precluded from representing any one or all of such parties. In the event that a dispute were to arise between us, our General Partner, AmREIT or any of our respective affiliates, separate counsel for such matters will be retained as and when appropriate.

Tax Matters Partner

Our General Partner serves as our tax matters partner and in the event of an audit of our federal income tax returns by the Internal Revenue Service, or IRS, it is possible that the interests of our General Partner in such an audit could become inconsistent with or adverse to the interests of the Limited Partners. Our expenses in contesting any such audit may reduce the amount of cash available for distribution. Further, our General Partner, who is primarily responsible for contesting federal income tax adjustments proposed by the IRS, may be subject to various conflicts of interest in connection with the negotiation and settlement of issues raised by the IRS in a federal income tax audit.

~7~

Employees

We have no employees. Our affairs are managed by our General Partner and our General Partner and its affiliates provide services to us related to acquisitions, property management, accounting, investor relations and other administrative services. We are dependent upon our General Partner and its affiliates for these services.

See "Item 7. Certain Relationships and Related Transactions" for discussion of our compensation arrangements.

Insurance

We believe that the properties in which we own an interest are adequately insured.

Competition

As we purchase properties for our portfolio, we are in competition with other potential buyers, including the Similar AmREIT Programs, for the same properties. As a result, we may either have to pay more to purchase the property than we would if there were no other potential acquirers or locate another property that meets our investment criteria. Although our existing retail properties are currently 75% leased and we have acquired, and intend to continue to acquire, properties subject to existing leases, the leasing of real estate is highly competitive, and we may experience competition for tenants from owners and managers of competing projects. As a result, we may have to provide free rent, incur charges for tenant improvements, or offer other inducements, or we might not be able to timely lease the space, all of which may have an adverse impact on our results of operations. At the time we elect to dispose of our properties, we will also be in competition with sellers of similar properties to locate suitable purchasers for their properties.

Concentration of Credit Risk

As of December 31, 2007, we had approximately $18.3 million invested in a government security money market account. Such amounts are readily convertible into cash for use in our operations.

We have geographic concentration in our property holdings. In particular, as of December 31, 2007, all of our properties were located in Texas. We have tenant concentration in our properties. Rental income generated from Borders represented 11% of our 2007 rental income.

~8~

RISK FACTORS

Risks Related to an Investment in AmREIT Monthly Income & Growth Fund IV, L.P.

There is no public market for our Units; therefore, it is difficult for a Limited Partner to sell his or her Units.

There currently is no public market for our Units and we have no obligation or current plans to apply for listing on any public securities market. A Limited Partner may not sell, assign or otherwise transfer his or her Units without the prior written consent of our General Partner, which may be withheld for any reason or no reason. In addition, our Partnership Agreement restricts our Partners’ ability to participate in a public securities market or anything substantially equivalent to one by providing that any transfer which may cause us to be classified as a “publicly traded partnership” as defined in Section 7704 of the Internal Revenue Code, or the Code, shall be deemed void and shall not be recognized.

We presently intend to effect a liquidity event on our before November 15, 2013; however, there can be no assurance that we will effect a liquidity event within such time or at all.

    Under our Partnership Agreement, our General Partner is required to use commercially reasonable efforts to cause all property owned by us to be listed for sale on our before November 15, 2013, provided however, that such date may be extended to November 15, 2015 by a majority vote of the Limited Partners.  If our General Partner has not taken such action or is not diligently pursuing such action by the applicable date, AmREIT shall forfeit its $800,000 investment in our Units.  In the event the General Partner determines that it is in the best interests of the Limited Partners not to pursue a liquidity event by the applicable date, it may request that the Limited Partners further extend the date by which the General Partner must cause our property investments to be listed for sale by amending our partnership agreement.  If the Limited Partners do not approve such an amendment, our General Partner will diligently pursue a liquidity event.  Until we effect a liquidity event, it will be very difficult for our Limited Partners to have liquidity for their investment in our Units other than limited liquidity through the sale or tranfer of their Units with the prior written consent of our General Partner.

If our investments do not perform as we expect, then we may not be able to achieve our investment objectives or pay distributions to our Partners.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our investments. Except for certain matters regarding the basic structure of the Partnership, all management decisions are made solely by our General Partner. Our Limited Partners must rely entirely on the management ability of our General Partner, which ability may be affected by the past experience of its management and our General Partner’s present and future financial condition, among other factors. Our General Partner may not have been or may not be successful in obtaining suitable investments on financially attractive terms so that our objectives will be achieved by these investments.

Our properties face significant competition.

We face significant competition from other owners, operators and developers of retail properties. All or substantially all of our properties face competition from similar properties in the same markets. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may cause their owners to rent space at lower rental rates than those charged by us or to provide greater tenant improvement allowances or other leasing concessions. This combination of circumstances could adversely affect our results of operations, liquidity and financial condition, which could reduce distributions to our Partners.

    There may be significant fluctuations in our quarterly results.

Our quarterly operating results fluctuate based on a number of factors, including, among others, interest rate changes; the volume and timing of our property acquisitions; the amount and timing of income generated by our real estate investments; the recognitions of gains or losses on property sales; the level of competition in our market; and general economic conditions, especially those affecting the retail industries. As a result of these factors, results for any quarter should not be relied upon as being indicative of performance in future quarters.

~9~

The economic performance and value of our properties depend on many factors, each of which could have an adverse impact on our cash flows and operating results.

The economic performance and the value of our properties depend on many factors, including, among others, the following:

•	changes in the national, regional and local economic climate;

•	local conditions such as an oversupply of space or a reduction in demand for retail real estate in the area;

•	the attractiveness of the properties to tenants;

•	competition from other available space;

•	our ability to provide adequate management services and to maintain our properties;

•	increased operating costs, if these costs cannot be passed through to tenants; and

•	the expense of periodically renovating, repairing and releasing spaces.

Our properties consist primarily of multi-tenant retail centers and our performance is linked to general economic conditions in the market for retail space. The market for retail space has been and may continue to be adversely affected by weakness in the national, regional and local economies where our properties are located, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing consumer purchases through catalogues and the Internet. To the extent that any of these conditions occur, they are likely to affect market rents for retail space. In addition, we may face challenges in the management and maintenance of the properties or encounter increased operating costs, such as real estate taxes, insurance and utilities, which may make our properties unattractive to tenants.

Our dependence on rental income may adversely affect our ability to meet our debt obligations and make distributions to our Partners.

A significant percentage of our income is derived from rental income from our portfolio of properties. As a result, our performance depends on our ability to collect rent from tenants. Our income and our ability to make distributions would be negatively affected if a significant number of our tenants, or any of our major tenants:

delay lease commencements;
decline to extend or renew lease expiration;
fail to make rental payments when due; or
close stores or declare bankruptcy.

    Any of these actions could result in the termination of the tenants’ leases and the loss of rental income attributable to the terminated leases. Lease terminations by an anchor tenant or a failure by that anchor tenant to occupy the premises could also result in lease terminations or reductions in rent by other tenants in the same shopping center under the terms of some leases. In addition, we cannot be sure that any tenant whose lease expires will renew that lease or that we will be able to re-lease space on economically advantageous terms. The loss of rental revenues from a number of our tenants and our inability to replace such tenants may adversely affect our profitability and our ability to meet debt and other financial obligations and make distributions to our Partners.

Our ability to make distributions and achieve our investment objectives is dependent upon the performance of our General Partner in the acquisition and sale of real properties, the management of our portfolio, the selection of tenants for our properties and the determination of any financing arrangements. If our General Partner’s management is distracted by intense activity of affiliated programs unrelated to us, our General Partner may be unable to allocate time and resources to our operations. If our General Partner is unable to allocate sufficient resources to oversee and perform our operations for any reason, we may be unable to achieve our investment objectives or to pay distributions to our Partners. In addition, because our General Partner does not have any employees or financial resources of its own, our success is dependent upon the continued contributions of certain of the key personnel of AmREIT, our General Partner’s parent company, each of whom would be difficult to replace.

~10~

If AmREIT loses or is unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions to our Partners and the value of our Limited Partners’ investment.

Our success depends to a significant degree upon the contributions of certain of our General Partner’s executive officers and other key personnel of AmREIT, our General Partner’s parent, including, among others, H. Kerr Taylor, Chad C. Braun and Brett Treadwell, each of whom would be difficult to replace. We cannot guarantee that all, or any particular one of these individuals, will remain affiliated with us. We believe that our future success depends, in large part, upon AmREIT’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our General Partner may not be successful in attracting and retaining such skilled personnel. If AmREIT loses or is unable to obtain the services of key personnel or does not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of our Limited Partners’ investment may decline.

We compete with other AmREIT affiliated entities for opportunities to acquire or sell certain real properties, which could adversely affect our investment opportunities.

We compete with other AmREIT affiliated entities for opportunities to acquire or sell certain types of real properties. AmREIT, REITPlus, Inc. and another AmREIT sponsored program, AmREIT Monthly Income & Growth Fund III, Ltd., or MIG III, are actively seeking investments substantially similar to those we seek to acquire. All potential development and acquisition opportunities are first presented to AmREIT. Only if AmREIT elects not to make a development project investment does its management determine which of the other AmREIT sponsored programs, including us, would be most appropriate to make the proposed investment. There is a risk that our General Partner will select for us a property investment that provides lower returns to us than a property purchased by another AmREIT sponsored program, and we may not have the opportunity to invest in certain investment opportunities that fit our investment strategy.  In addition, our General Partner or its affiliates may form other investment vehicles that may directly compete with us.

In addition, we may sell or seek tenants for our properties at the same time as AmREIT and other AmREIT sponsored programs are selling and seeking tenants for properties. The Similar AmREIT Programs own and manage properties in the same geographical areas in which we own properties. Therefore, our properties may compete for tenants with other properties owned and managed by the Similar AmREIT Programs. Our General Partner faces conflicts of interest when evaluating tenant leasing opportunities for our properties and real properties owned and managed by AmREIT affiliated entities and these conflicts of interest may have a negative impact on our ability to attract and retain tenants.

When we determine to sell one of our properties, AmREIT has a right of first offer to acquire such property at market value, which may limit the amount of proceeds we would otherwise receive upon the sale of such property.

When we determine to sell one of our properties, our General Partner is required to provide AmREIT with notice and 15 days to provide us with a binding offer to purchase the property. If AmREIT elects to purchase one of our properties, the purchase price will be at fair market value, which will be determined by one or more independent appraisers. Because a property purchased by AmREIT pursuant to its right of first offer will never be marketed for sale to third parties, it is possible that the appraised market value of the property paid by AmREIT would be less than the price of the property we could receive from an unaffiliated third party, thereby reducing the return on our investments.

Our General Partner faces conflicts of interest in the incentive fee structure under the Partnership Agreement, which could result in actions that are not in the long-term best interests of our Limited Partners.

Under our Partnership Agreement, our General Partner is entitled to fees that are structured in a manner intended to provide incentives to our General Partner to perform in our best interests and in the best interests of our Limited Partners. However, because our General Partner is entitled to receive substantial compensation in the form of the asset management fee (described in greater detail in "Item 7. Certain Relationships and Related Transactions") regardless of our performance, our General Partner’s interests are not wholly aligned with those of our Limited Partners. In that regard, our General Partner could be motivated to recommend additional investments not in our best interests in order for us to generate the specified levels of assets that would entitle our General Partner to fees. In addition, our General Partner’s entitlement to fees upon the sale of our assets and to participate in sale proceeds could result in our General Partner recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle our General Partner to compensation relating to such sales, even if continued ownership of those investments might be in our best long-term interest.

~11~

Risks Related to Our Corporate Structure

Our Limited Partners have limited control over changes in our policies and operations.

Our General Partner determines our major policies, including our policies regarding our investment objectives, acquisitions, dispositions, financing, growth, debt capitalization and distributions. Our General Partner may amend or revise these and other policies without a vote of the Limited Partners. Our General Partner’s broad discretion in setting policies and our Limited Partners’ inability to exert control over those policies increases the uncertainty and risks a Limited Partner has with an investment in us.

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may include a return of capital.

Distributions payable to our Partners may include a return of capital, rather than a return on capital. The actual amount and timing of distributions are determined by our General Partner in its discretion and typically will depend on the amount of funds available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, our distribution rate and payment frequency may vary from time to time. During the early stages of our operations, we may not have sufficient cash available from operations to pay distributions. Therefore, we may need to use proceeds from the Offering to make cash distributions, which may reduce the amount of proceeds available for investment and operations. All of the distributions made to our Limited Partners have constituted a return of capital and such distributions have exceeded our cash flow from operations by approximately $329,000 as of December 31, 2007.

Our Limited Partners’ investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered as an investment company under the Investment Company Act of 1940, as amended. If for any reason we were required to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

In order to maintain our exemption from regulation as an investment company under the Investment Company Act, we engage primarily in the business of investing in interests in real estate and have invested a significant portion of the proceeds of our Offering in properties within one year after the Offering ended. We have invested the uninvested proceeds of our Offering in government securities with low returns to avoid being required to register as an investment company under the Investment Company Act.

To maintain compliance with the Investment Company Act exemption, our General Partner may be required to impose limitations on our investment activities. In particular, our General Partner may limit the percentage of our assets that fall into certain categories specified in the Investment Company Act, which could result in us holding assets we otherwise might desire to sell and selling assets we otherwise might wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or be forced to forgo investment opportunities that we would otherwise want to acquire and that could be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

~12~

Risks Related to Investments in Properties

Our future operating results will be affected by economic and regulatory changes that impact the real estate market in general.

We are subject to risks generally attributable to the ownership of property, including:

•	changes in national, regional or local economic, demographic, or real estate market conditions;

•	changes in supply of or demand for similar properties in an area;

•	increased competition for property investments targeted by our investment strategy;

•	bankruptcies, financial difficulties or lease defaults by our tenants;

•	changes in interest rates and availability of financing; and

•	changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws.

•	All of these factors are beyond our control. Any negative changes in these factors could affect our ability to meet our obligations and make distributions.

A property that incurs a vacancy could be difficult to sell or re-lease.

A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. In addition, certain of the properties we acquire may have some level of vacancy at the time of closing. Certain other properties may be specifically suited to the particular needs of a tenant and may become vacant. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in lower cash distributions. In addition, the resale value of the property could be diminished because the market value may depend principally upon the value of the leases of such property.

We may not have funding for future tenant improvements.

When a tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our properties, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds to construct new tenant improvements in the vacated space. Substantially all of the net proceeds from the Offering will be invested in properties and we do not anticipate that we will maintain permanent working capital reserves. We do not currently have an identified funding source to provide funds which may be required in the future for tenant improvements and tenant refurbishments in order to attract new tenants. If we do not establish sufficient reserves for working capital or obtain adequate secured financing to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our properties. If we defer such improvements, the applicable properties may decline in value, and it may be more difficult for us to attract or retain tenants to such properties or the amount of rent we can charge at such properties may decrease. We cannot provide assurance that we will have any sources of funding available to us for repair or reconstruction of damaged property in the future.

Our investments in development and redevelopment properties are subject to certain risks which could harm our operating results and reduce the amount of funds available for distribution.

As a component of our strategy for realizing growth in the value of our investments, we seek to develop new properties and redevelop existing properties. As we develop and redevelop properties, such properties will be subject to a number of risks, including, but not limited to:

•	the inability to obtain or delays in obtaining required zoning, occupancy and other governmental approvals;

•	a lack of operating and rental history;

•	inability to reach projected occupancy and rental rates;

•	higher than estimated construction costs and cost overruns; and

•	the inability to obtain financing or to obtain financing on terms favorable to us.

    Geographic concentration of our properties in the state of Texas could make us vulnerable to negative economic and other trends in Texas.

    As a result of our General Partner's investment experience in the State of Texas, our current properties are all located in the State of Texas.  We similarly anticipate that a majority of our future investments will also be in properties located in Texas.  Therefore, an economic downturn in Texas could have an adverse effect on our financial condition and our ability to make distributions to our Limited Partners.

Our properties are subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our properties are subject to real and personal property taxes that may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Certain of our leases provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy while other leases will generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the property and the property may be subject to a tax sale. In addition, we are generally responsible for real property taxes related to any vacant space.

~13~

Uninsured losses or premiums for insurance coverage relating to property may adversely affect Limited Partners’ returns.

We attempt to adequately insure all of our properties against casualty losses. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require commercial property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot provide assurance that funding will be available to us for repair or reconstruction of damaged property in the future.

We compete with numerous other parties or entities for property investments and tenants.

We compete with numerous other entities, including our affiliates, to buy properties and to attract tenants. Some of these entities have greater experience and financial strength. There is no assurance that we will be able to acquire additional properties or attract additional tenants on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. All of these factors could adversely affect our results of operations, financial condition, value of our investments and ability to pay distributions.

Delays in the acquisition, development and redevelopment of properties may have adverse effects on our Limited Partners’ investment.

Delays we encounter in the selection, acquisition, development and redevelopment of properties could adversely affect the returns of our Limited Partners. If we acquire properties during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, our Limited Partners could suffer delays in the distribution of income attributable to those particular properties. Delays in completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, the price we agree to pay to acquire property will be based on our projections of rental income and expenses and estimates of the fair market value of property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.

The terms of joint venture agreements or other joint ownership arrangements into which we have entered or may enter could impair our operating flexibility and our results of operations.

In connection with the purchase of real estate, we may enter into joint ventures with third parties, including affiliates of AmREIT. We may also purchase or develop properties in co-ownership arrangements with the sellers of the properties, developers or other persons. Through December 31, 2007, we have entered into eight joint venture arrangements. These structures involve participation in the investment by other parties whose interests and rights may not be the same as ours. Our joint venture partners may have rights to take some actions over which we have no control and may take actions contrary to our interests. Joint ownership of an investment in real estate involves risks not associated with direct ownership of real estate, including the following: a venture partner may at any time have economic or other business interests or goals which become inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in a joint venture or the timing of the termination and liquidation of the venture;

•	a venture partner might become bankrupt and such proceedings could have an adverse impact on the operation of the partnership or joint venture; and

•	actions taken by a venture partner might have the result of subjecting the property to liabilities in excess of those contemplated.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached, which might adversely affect the joint venture and decrease potential returns to our Partners. If we have a right of first refusal or buy/sell right to buy out a venture partner, we may be unable to finance such a buy-out or we may be forced to exercise those rights at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to purchase an interest of a venture partner subject to the buy/sell right, in which case we may be forced to sell our interest when we would otherwise prefer to retain our interest. In addition, we may not be able to sell our interest in a joint venture on a timely basis or on acceptable terms if we desire to exit the venture for any reason, particularly if our interest is subject to a right of first refusal of our venture partner.

Costs of complying with governmental laws and regulations may adversely affect our income and the cash available for distribution.

All property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of our properties, we may be exposed to such costs in connection with these regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our Partners.

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15.0% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to our Partners. In the event of a bankruptcy, we cannot provide assurance that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to our Partners may be adversely affected.

~14~

Risks Associated with Retail Properties

Our properties primarily consist of retail properties. Our performance, therefore, is linked to the market for retail space generally.

The market for retail space has been and could be adversely affected by weaknesses in the national regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and competition for tenants with other shopping centers in our markets. Because our properties primarily consist of retail tenants, a downturn in the market for retail space generally may hurt our performance.

In addition, some of our leases provide for base rent plus contractual base rent increases. Other leases include a percentage rent clause for additional rent above the base amount based upon a specified percentage of the sales our tenants generate. Under those leases which contain percentage rent clauses, our revenue from tenants may increase as the sales of our tenants increase. Generally, retailers face declining revenues during downturns in the economy. As a result, the portion of our revenue which we may derive from percentage rent leases could decline upon a general economic downturn.

Our retail tenants will face competition from numerous retail channels, which may reduce our profitability and ability to pay distributions.

Retailers at our properties face continued competition from, discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators, television shopping networks, and shopping via the Internet. Such competition could adversely affect our tenants and, consequently, our revenues and funds available for distribution.

Our future revenue will be impacted by the success and economic viability of our anchor retail tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space and adversely affect the returns on our Limited Partners’ investment.

In the retail sector, a tenant occupying all or a large portion of the gross leasable area of a retail center, commonly referred to as an anchor tenant, may become insolvent, may suffer a downturn in business, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases permit cancellation or rent reduction if another tenant’s lease is terminated. We may own properties where the tenants may have rights to terminate their leases if certain other tenants are no longer open for business. These “co-tenancy” provisions may also exist in some leases where we own a portion of a retail property and one or more of the anchor tenants leases space in that portion of the center not owned or controlled by us. If such tenants were to vacate their space, tenants with co-tenancy provisions would have the right to terminate their leases with us or seek a rent reduction from us. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases at the retail center. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to re-model the space to be able to re-lease the space to more than one tenant.

Risks Associated with Debt Financing

We incur mortgage indebtedness and other borrowings, which increases our business risks, potentially hinders our ability to make distributions and potentially decreases the value of our Limited Partners’ investment.

We generally finance a portion of the purchase price of properties by borrowing funds. High debt levels cause us to incur higher interest charges, which results in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for distributions to Limited Partners may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of our Limited Partners’ investment. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our Partners will be adversely affected.

Higher mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our Partners.

If mortgage debt is unavailable at reasonable rates in the future, we may not be able to finance the initial purchase of properties on terms we deem reasonable. In addition, when we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our Partners and may hinder our ability to raise additional capital by issuing securities or by borrowing additional money.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our Partners.

Interest we pay on our debt obligations reduces cash available for distributions. Variable rate debt causes increases in interest rates to increase our interest costs, which would reduce our cash flows and our ability to make distributions to our Partners. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

    Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our Partners.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, loan documents may limit our ability to terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

Federal Income Tax Risks

Failure to qualify as a partnership would eliminate the anticipated tax benefits associated with an investment in us.

We are organized and operated in a manner to maintain our status as a partnership for federal income tax purposes. We have not sought, will not seek and probably could not obtain, an advance ruling from the Internal Revenue Service, or IRS, as to our status as a partnership for federal income tax purposes. If the IRS were to successfully challenge our status as a partnership, we would be taxable as a corporation. In such event, this would substantially reduce our cash available to make distributions to the Partners.

The IRS could challenge our and our Limited Partners’ ability to realize certain favorable tax treatment.

We have not requested, and do not expect to request, a ruling from the IRS with respect to any tax aspect of an investment in us. The IRS could challenge the Limited Partners’ ability to realize certain favorable tax treatment upon an audit of us. Any adjustment resulting from an audit by the IRS could result in adjustments to the Limited Partners’ tax returns and could lead to an examination of other items in such returns unrelated to us or an examination of prior tax returns. Moreover, the Limited Partners could incur substantial legal and accounting costs should the IRS challenge a position taken by us on our tax returns regardless of the outcome of such a challenge.

Additionally, the IRS may contend that certain fees and payments which we deduct should in fact be deductible over a longer period of time, or that such payments are excessive and may not be deducted. Moreover, the IRS may contend that such payments should be treated as non-deductible partnership distributions or syndication fees. If the IRS was successful in any of these contentions, our forecasted taxable income and our federal income tax liability could be increased.

~15~

ITEM 2.                      FINANCIAL INFORMATION

Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and notes thereto.  See also "Cautionary Note Regarding Forward Looking Statements" preceeding Item 1.

Overview

We are a Delaware limited partnership formed on October 10, 2006 to acquire, develop and operate, directly or indirectly through joint venture arrangements, a portfolio of commercial real estate consisting primarily of multi-tenant shopping centers and mixed-use developments throughout the Southern and Southwestern United States. We focus on properties characterized by high automobile traffic counts, high populations, high household incomes and limited opportunities for competition.

We have no employees and are managed by AmREIT Monthly Income & Growth IV Corporation, our General Partner, pursuant to our Partnership Agreement. Our General Partner is a subsidiary of AmREIT, a Texas real estate investment trust. AmREIT’s common stock is publicly traded on the American Stock Exchange under the symbol “AMY.” In addition to owning its general partner interest in us for which it contributed $1,000, AmREIT contributed $800,000 to us in exchange for Units. The remaining Units are held by other Limited Partners. We qualify as a partnership for federal income tax purposes.

      As of December 31, 2007, we have ownership interests in four real estate properties. Although we exercise significant influence over the activities of these properties, we do not have a controlling financial interest in them. Accordingly, all of our real estate investments are reported under the equity method of accounting pursuant to U.S. generally accepted accounting principles. We allocate income and loss from these properties based on our pro rata ownership percentage in each property. As a result, our operating results and cash flows are primarily influenced by rental income from the properties in which we have invested and interest expense on the related property acquisition indebtedness. During the year ended December 31, 2007 and the period from October 10, 2006 (inception) through December 31, 2006, we did not own any consolidated properties.  Therefore we earned rental income only indirectly during those periods which was generated by the properties in which we own an interest. Interest income was our only source of revenue for the year ended December 31, 2007. As of December 31, 2007, our three existing retail properties were 75% leased, and the debt leverage ratio of our portfolio was approximately 59%, with 55% debt carrying a fixed rate of interest and 45% carrying a variable rate debt interest.

We commenced our principal operations on December 8, 2006 when we acquired our first interest in a property. On January 12, 2007, we raised the minimum offering of $1.0 million pursuant to the terms of our Offering Memorandum and issued 40 Units to the initial investors. Our Offering was closed as of April 1, 2008, and, as of that date, we had raised aggregate gross proceeds of approximately $50.0 million from the sale of 2,000 Units.

      The four properties in which we own an interest comprise approximately 612,000 rentable square feet. We used $18.3 million in proceeds from the Offering to acquire interest in these properties. The properties are located in highly populated suburban communities in Texas.

      Our Units were sold pursuant to exemptions from registration under the Securities Act and are not currently listed on any securities exchange. The Units will be transferable only if we register them under applicable securities laws, and such registration is not expected. We do not anticipate that any public market for the Units will develop.

Summary of Critical Accounting Policies

Our results of operations and financial condition, as reflected in the accompanying consolidated financial statements and related footnotes, are subject to management’s evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors, which could affect the ongoing viability of our tenants. Management believes the most critical accounting policies in this regard are revenue recognition, regular evaluation of whether the value of a real estate asset has been impaired, allowance for uncollectible accounts and accounting for real estate acquisitions. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience as well as various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Investment in Non- consolidated Entities

As of December 31, 2007, we have ownership interests in four real estate properties.  As discussed above, we do not have a controlling financial interest in these investments.  Accordingly, all of our real estate investments are reported under the equity method of accounting pursuant to U.S. generally accepted accounting principles.  Certain of the significant accounting policies below are applicable specifically to property-level reporting and represent policies that are therefore primarily relevant at the investee entity level as of December 31, 2007.

We own interests in the four properties through joint ventures. The joint ventures lease space to tenants under agreements with varying terms. The majority of the leases are accounted for as operating leases with revenue being recognized on a straight-line basis over the terms of the individual leases. When our joint ventures acquire a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation.

Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). We defer the recognition of contingent or percentage rental income until the specific targets as defined in lease agreements that trigger the contingent or percentage rental income are achieved. Cost recoveries from tenants are included in rental income in the period the related costs are incurred.

Joint Ventures Accounting Policies

The joint ventures in which we invest account for real estate acquisitions pursuant to SFAS No. 141, Business Combinations (SFAS No. 141). Accordingly, they allocate the purchase price of the acquired properties to tangible and intangible assets as well as liabilities acquired. The joint ventures compute depreciation using the straight-line method over an estimated life of up to 50 years for buildings, up to 20 years for site improvements and over the term of the lease for tenant improvements. The intangible assets are being amortized over the remaining term of their respective leases.

The joint ventures in which we invest assess their properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations.  We determine whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.  We do not believe that any of our joint venture investments have carrying values that are in excess of their respective fair values as of December 31, 2007.

~16~

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material effect on our results of operations or financial position.

           In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for fiscal years beginning after November 15, 2007. We currently do not plan to measure any eligible financial assets and liabilities at fair value under the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R).  SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We are currently evaluating the potential impact of SFAS No. 141R on our financial position and results of operations beginning for fiscal year 2009.

    In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. We are currently evaluating the potential impact of the adoption of SFAS No. 160 on our consolidated financial statements.

Factors Which May Influence Results of Operations

Income (Loss) from Non-Consolidated Entities

      We have ownership interests in four real estate properties, all of which are reported under the equity method of accounting. Accordingly, substantially all of our real estate operations are reflected as income or loss from non-consolidated entities which represents our portion of that property’s results of operations. The amount of rental income generated by the properties in which we have invested depends principally on the ability of the property managers to maintain the occupancy rates of currently leased space and to lease currently available space and space available from unscheduled lease terminations at levels not less than the existing rental rates. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Expenses

Our expenses could increase due to the costs incurred in order to comply with the requirements of being a public reporting company, among other things.

Results of Operations

We commenced our principal operations on December 8, 2006, when we acquired our first interest in a property. During 2007, we acquired interests in three additional properties through separate joint ventures, on August 31, 2007, November 20, 2007 and December 28, 2007. We report our investments in joint ventures under the equity method of accounting given our ability to exercise significant influence over them. We will account for any direct property acquisitions as purchases and the results of their operations will be included in our consolidated financial statements from the respective dates of acquisition.

        General and Administrative

        General and administrative expenses increased to approximately $156,000 during the year ended December 31, 2007.  This increase was primarily due to us not commencing our principal operations until 2007.

Asset Management Fees – Related Party

Asset management fees – related party increased to approximately $204,000 during the year ended December 31, 2007 compared to zero dollars for the period from October 10, 2006 (inception) through December 31, 2006. Asset management fees have increased commensurate with the increase in assets under management.

Legal and Professional Fees

Legal and professional fees increased approximately $102,000 to approximately $119,000 during the year ended December 31, 2007 compared to approximately $17,000 for the period from October 10, 2006 (inception) through December 31, 2006. This increase was due to fees associated with audit and tax services related to the full 2007 year versus the shorter 2006 period as well as to legal fees associated with the formation of certain of our non-consolidated entities.

Interest and Other Income

Interest and other income increased to approximately $523,000 during the year ended December 31, 2007 compared to zero dollars for the period from October 10, 2006 (inception) through December 31, 2006. This increase was due to earning interest on a higher balance of investable funds during 2007 as we continued our capital-raising efforts. We invest our excess cash in short-term investments or overnight funds until properties suitable for acquisition can be identified and acquired.

Interest Expense

Interest expense increased approximately $75,000 to approximately $101,000 during the year ended December 31, 2007 compared to approximately $26,000 for the period from October 10, 2006 (inception) through December 31, 2006. This increase was primarily due to a note payable to a related party that incurred three months of interest during 2007 as compared to a partial month of interest during 2006. In early 2007, this note payable was paid in full.

Loss From Non-Consolidated Entities

Loss from non-consolidated entities was a loss of $1.1 million for the year ended December 31, 2007 compared to a $28,000 loss for the period from October 10, 2006 (inception) through December 31, 2006. This income or loss represents our ownership portion of our joint ventures’ net income or loss for the period.

~17~

Liquidity and Capital Resources

We expect to meet our short-term liquidity requirements through cash on-hand and net cash provided by distributions from joint ventures.  We expect to meet our long-term liquidity requirements through proceeds from secured or unsecured financings from banks and other lenders, the selective and strategic sale of properties and net cash flows from operations. We expect that our primary uses of capital will be for investment in real estate properties and related improvements, the payment of operating expenses, including interest expense on any outstanding indebtedness, and the payment of distributions to our Partners. As we sell properties during our operating period, we plan to strategically reinvest the proceeds from such sales rather than distributing the proceeds to our Partners.

At December 31, 2007 and December 31, 2006, our cash and cash equivalents totaled approximately $19.3 million and approximately $796,000, respectively. Cash flows provided by (used in) operating activities, investing activities and financing activities for the year ended December 31, 2007 and for the period from October 10, 2006 (inception) through December 31, 2006, are as follows (in thousands):

	2007	2006
Operating activities	$360	$714
Investing activities	$(14,547)	$(5,244)
Financing activities	$32,740	$5,326

Net cash provided by operating activities decreased approximately $354,000 to approximately $360,000 for the year ended December 31, 2007 compared to a net cash provided by operating activities of approximately $714,000 for the period from October 10, 2006 (inception) through December 31, 2006. Loss before the effect of loss from non-consolidated entities stayed relatively constant at $61,000 for the year ended December 31, 2007 versus $43,000 for the period from October 10, 2006 (inception) through December 31, 2006. The primary driver of the reduction in operating cash flows was a reduction in working capital cash flows of $336,000. This reduction was driven primarily by increased accounts receivable and cash outflows on accounts payable -related party of $113,000 and $220,000, respectively.

Net cash used in investing activities increased approximately $9.3 million to approximately $14.5 million for the year ended December 31, 2007 compared to approximately $5.2 million for the period from October 10, 2006 (inception) through December 31, 2006. This increase was attributable to our investments in Woodlake Square, Westheimer Gessner and Cambridge Holcombe in 2007 as well as an earnest money deposit made during 2007 related to Shadow Creek Ranch, an investment that was consummated in 2008.

Net cash provided by financing activities increased approximately $27.4 million to approximately $32.8 million for the year ended December 31, 2007 compared to approximately $5.3 million for the period from October 10, 2006 (inception) through December 31, 2006. This increase was primarily due to an increase of approximately $38.7 million in capital raised, net of issuance costs, during 2007 as compared to 2006. This increase was partially offset by a reduction in cash flows from notes payable of $9.9 million as well as an increase in distributions to our Partners of $1.4 million which represent a return of capital.

Until we acquire properties, we invest all excess cash in short-term investments or overnight funds. This investment strategy allows us to offset a portion of the interest costs from our fixed-rate mortgage loans and provides us with the liquidity to acquire properties at such time as those suitable for acquisition are located.

      We believe that inflation has a minimal effect on our income from operations. We expect that increases in store sales volumes due to inflation, as well as increases in the consumer price index, may contribute to capital appreciation of our properties. These factors, however, also may have an adverse impact on the operating margins of the tenants of the properties.

Indemnification of General Partner

Our Limited Partners, within the limits of their respective capital contributions and to the extent of their allocable portion of Partnership assets, agree to indemnify and hold our General Partner harmless from and against actual and reasonable third-party claims or lawsuits arising out of our activities and operations, except those instances in which our General Partner failed to adhere to its fiduciary obligations to us, or acted with gross negligence or willful or wanton misconduct. Amounts paid to indemnify our General Partner may be recouped to the extent such payments relate to a third-party claim or lawsuit arising out of a breach by our General Partner of its fiduciary obligations to us.

Conflicts of Interest

Our General Partner is a subsidiary of AmREIT, a Texas real estate investment trust. Affiliates of AmREIT act as sponsor, general partner or advisor to various private real estate programs. As such, there are conflicts of interest where AmREIT or its affiliates, while serving in the capacity as sponsor, general partner or advisor for another AmREIT-sponsored program, may be in competition with us in connection with property acquisitions, property dispositions and property management. The compensation arrangements between affiliates of AmREIT and these other AmREIT real estate programs could influence our General Partner’s management of us. See “Item 1. Business – Conflicts of Interest.”

Off Balance Sheet Arrangements

We had no off balance sheet arrangements as of December 31, 2007.

~18~

ITEM 3.                      PROPERTIES

Overview

During the period from October 10, 2006 (inception) through December 31, 2007, we acquired interests in four properties. We have investments in each property through joint venture arrangements. We have included a description of the types of real estate in which we have invested and will invest, and a summary of our investment policies and limitations on investment and the competitive conditions in which we operate under “Item 1. Business” above.  We believe our properties are suitable for their intended use and are adequately insured.

As of December 31, 2007, we owned interests in the following properties, all of which are located in Texas:

Property	Location	Square Footage	Percentage Leased	Annualized Gross Base Rent (1)	Percentage of Total Annualized Gross Base Rent
Casa Linda Plaza(2)	Dallas	324,638	82%	$3,207,000	55%
Woodlake Square (2)	Houston	205,522	73%	1,985,000	34%
Westheimer Gessner (2)	Houston	82,120	50%	627,000	11%
Cambridge Holcombe (2) (3)	Houston	--	--	--	--
Total		612,280		$5,819,000	100%

(1)
Annualized gross base rent represents base rents in place on leases with rent having commenced as of December 31, 2007 and does not reflect straight-line rent or other adjustments under generally accepted accounting principles.

(2)	Property is owned through a joint venture that is not consolidated in our financial statements.
(3)	Property is vacant land and under development.

Description of Our Real Estate Investments

Casa Linda Plaza

On December 8, 2006, we acquired a 50% interest in the Casa Linda Plaza property, a 324,638 square foot retail shopping center located in Dallas, Texas, through a joint venture arrangement with an affiliate of our General Partner, MIG III.  Our joint venture partner owns the remaining 50% interest in the joint venture. The property was purchased from an unaffiliated third party. We used proceeds from the Offering for our contributed equity and the joint venture obtained a 7-year mortgage loan from Morgan Stanley Mortgage Capital, Inc. to fund the acquisition of the Casa Linda Plaza property. The loan was in the amount of $38.0 million, bears an annual interest rate of 5.48% and is interest-only until maturity.

The Casa Linda Plaza property is in average condition for a property of its type and age. However, substantial renovation is required to update the property. The Casa Linda joint venture has commenced the first phase of the property renovation and estimates that the renovation will last between 24 to 36 months from start to finish and will cost approximately $6.8 million.  The renovation will be financed through cash flows from property operations as well as through cash contributions from MIG III and from us in proportion to our respective ownership interests. The planned renovation will allow the property to maintain its historical character and prominence in the community while updating the property’s features.

Albertson’s is the largest tenant occupying 59,561 square feet with a lease scheduled to expire in July 2016. Additional tenants are Petco, 24 Hour Fitness, Starbucks, Wachovia, Chili’s, Blockbuster, Washington Mutual, El Fenix and Guaranty Federal Bank.  The property was originally built between 1946 and 1949.

Woodlake Square

On August 31, 2007, we acquired a 40% interest in the Woodlake Square property, a 205,522 square foot retail shopping center located in Houston, Texas, through a joint venture arrangement with affiliates of our General Partner, MIG III and ARIC.  Our joint venture partners own the other 60% interest in the joint venture.  The property was purchased from an unaffiliated third party. We used proceeds from the Offering for our contributed equity and the joint venture obtained a 3-year mortgage loan from Frost Bank to fund the acquisition of the Woodlake Square property.  The loan was in the amount of $23.8 million, all of which represents a variable rate obligation.

The Woodlake Square property is in average condition for a property of its type and age. We intend to redevelop the property in order to maximize the return on our investment. We intend to redevelop the property in order to maximize the return on our investment.  The joint venture is in the planning stages of a significant redevelopment which will likely include multi-family residential, office and retail components.

Randall’s is the largest tenant occupying 56,430 square feet with a lease scheduled to expire in July 2013.  Additional tenants are Walgreen’s, Hooters, Jos. A. Bank Clothiers, Ragin Cajun, Woodlake Children’s Center and Amazon Grill.

~19~

Westheimer Gessner

On November 21, 2007, we acquired a 40% interest in the Westheimer Gessner property, a 82,120 square foot retail shopping center located in Houston, Texas, through a joint venture arrangement with affiliates of our General Partner, MIG III and ARIC. Our joint venture partners own the other 60% interest in the joint venture.  The property was purchased from an unaffiliated third party. We used proceeds from the Offering for our contributed equity and the joint venture paid cash for the acquisition of the Westheimer Gessner property.

The Westheimer Gessner property is in average condition for a property of its type and age. We intend to redevelop the property in order to maximize our return on investment. We intend to redevelop the property in order to maximize our return on investment.  The joint venture is in the planning stages of a significant redevelopment which will likely include a multi-family residential component and a retail component.

Border’s is the single tenant occupying 41,060 square feet with a lease scheduled to expire in February 2010.

Cambridge Holcombe

On December 31, 2007, we acquired a 50% interest in the Cambridge Holcombe property through a joint venture arrangement with an unaffiliated third party. This vacant land is located in the Texas Medical Center in Houston, Texas. Our joint venture partner owns the other 50% interest in the joint venture.  The property was purchased from an unaffiliated third party. We used proceeds from the Offering for our contributed equity and the joint venture paid cash for the acquisition of the Cambridge Holcombe property. We are in the initial stages of planning this property’s development.

Portfolio Information

The following table shows our five highest tenant industry concentrations for our property portfolio as of December 31, 2007:

Industry	Total Number of Tenants	Annualized Gross Base Rent	Percentage of Total Annualized Gross Base Rent
Dining	22	$1,594,596	27.4%
Specialty Retail	19	$1,525,177	26.2%
Grocery	4	$928,410	16.0%
Health & Beauty	15	$449,129	7.7%
Banking	5	$305,923	5.3%

The following table shows lease expirations for the properties that we own an investment in as of December 31, 2007, during each of the next ten years and thereafter, assuming no exercise of renewal options or termination rights:

Year of Lease Expiration	Total Number of Leases	Square Feet	Annualized Gross Base Rent	Percentage of Total Annualized Gross Base Rent	Percentage of Total Square Feet
2008	30	101,087	$1,345,286	23.12%	22.05%
2009	20	58,318	$888,106	15.26%	12.72%
2010	17	88,989	$1,292,422	22.21%	19.41%
2011	11	35,433	$710,017	12.20%	7.73%
2012	10	21,293	$448,827	7.71%	4.64%
2013	5	67,144	$387,756	6.66%	14.65%
2014 - 2015	-	-	$-	-	-
2016	1	59,561	$287,381	4.94%	12.99%
2017	-	-	$-	-	-
thereafter	4	26,646	$459,600	7.90%	5.81%

As of December 31, 2007, we had invested $18.3 million of the proceeds from the Offering in the real property described above through joint ventures. The joint ventures have obtained an aggregate of $69.6 million in mortgage loans for their acquisition of the properties in which we have invested. We anticipate acquiring additional properties until we have fully invested the proceeds from the Offering. As of December 31, 2007, we have not disposed of any property.

~20~

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We know of no person (including a “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is the beneficial owner of more than five percent of our Units.

We have no officers or directors. Our General Partner owns our sole general partner interest and also owns Units. No person who is an officer of our General Partner as of the date of this filing owns any direct interest in the Partnership. AmREIT, the sole shareholder of our General Partner, has assigned the economic interest in 28.5% of our General Partner to certain of its management team. The address of the officers of our General Partner is 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

As of December 31, 2007, there were 1,796 Units issued and outstanding owned by 748 investors.

ITEM 5.                      DIRECTORS AND EXECUTIVE OFFICERS

We have no directors or executive officers. We are managed by our General Partner. Our General Partner does not have any employees and relies upon the personnel of AmREIT and its affiliates to perform services for us. Our Partnership Agreement provides that we will continue until December 31, 2026, unless sooner terminated.

The following table sets forth certain information regarding the officers and director of our General Partner, all of whom are officers of AmREIT and expected to make a significant contribution to us.

Name	Age	Position
H. Kerr Taylor	57	Chairman, President and Chief Executive Officer
Chad C. Braun	36	Vice President, Chief Financial Officer, Treasurer and Secretary
Brett P. Treadwell	38	Vice President – Finance

H. Kerr Taylor serves as the Chairman, President and CEO of our General Partner and is the sole director of our General Partner. He is the founder of AmREIT and serves as its Chairman of the Board, Chief Executive Officer and President. For over 22 years he has guided the growth of AmREIT and its predecessors. His primary responsibilities include overseeing strategic initiatives as well as building, coaching and leading AmREIT’s team of professionals. Mr. Taylor has over 30 years of experience within the real estate industry, and has participated in over 300 transactions involving brokerage, development and management of premier real estate projects. He attended Trinity University, graduating with a Bachelor of Arts degree and then attended Southern Methodist University where he received his Masters Degree in Business Administration. Mr. Taylor also attended law school at South Texas College of Law where he received his Doctor of Jurisprudence. Mr. Taylor is chairman of the board of Pathways for Little Feet and serves as a board member of Life House, Inc., Uptown District and as an Elder of First Presbyterian Church. Mr. Taylor is a lifetime member of the International Council of Shopping Centers and Urban Land Institute and is a member of the Texas Bar Association.

Chad C. Braun serves as the Vice President, CFO, Secretary and Treasurer of the General Partner and as AmREIT’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Braun is responsible for corporate finance, equity capital markets, debt structuring and placement, investor relations, accounting, SEC reporting, and he oversees investment sponsorship and product creation. Mr. Braun has over twelve years of accounting, financial and real estate experience, and prior to joining AmREIT in 1999, he served as a manager in the real estate advisory services group at Ernst & Young, LLP. He has provided extensive consulting and audit services, including financial statement audits, portfolio acquisition and disposition, portfolio management, merger integration and process improvement, financial analysis and capital markets and restructuring transactions, to a number of real estate investment trusts and private real estate companies. Mr. Braun graduated from Hardin Simmons University with a Bachelor of Business Administration degree in accounting and finance and subsequently earned the CPA designation and his Series 63, 7, 24 and 27 securities licenses. He is a member of the National Association of Real Estate Investment Trusts and the Texas Society of Certified Public Accountants.

Brett P. Treadwell serves as our General Partner’s Vice President — Finance and he also serves in this position for AmREIT. Within AmREIT he is responsible for its financial reporting function as well as for assisting in the establishment and execution of AmREIT’s strategic financial initiatives. Mr. Treadwell’s responsibilities also include overall risk management and treasury management functions and SEC reporting as well as periodic internal reporting to management. Mr. Treadwell has over 17 years of accounting, financial and SEC reporting experience. Prior to joining AmREIT in August 2004, he served as a senior manager with PricewaterhouseCooper LLP and was previously with Arthur Andersen LLP.  Mr. Treadwell received a Bachelor of Business Administration degree from Baylor University and is a Certified Public Accountant.

ITEM 6.                  EXECUTIVE COMPENSATION

We are managed by our General Partner, and we have no directors, executive officers or employees to whom we pay compensation.

See “Item 7. Certain Relationships and Related Transactions” below for the fees and expenses we pay to our General Partner and its affiliates.

~21~

ITEM 7.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Arrangements

Our General Partner and its affiliates received the payments and fees from us described below. These payments and fees were not negotiated and may be higher than payments and fees that would have resulted from an arm’s length transaction with an unrelated entity. This does not include payments made by the joints venture in which we have an investment.

Type and Recipient	Determination of Amount	From Inception (October 10, 2006) through December 31, 2007
	Organization and Offering Stage
Dealer Manager Fees - AmREIT Securities Company	Up to 3.25% of the price of Units placed to AmREIT Securities Company, of which up to 0.75% may be reallowed to registered broker-dealers that are members of the Financial Industry Regulatory Authority, Inc. and selected by the Offering’s dealer manager to participate in the Offering.	$4,744,162

Organization and Offering Expenses - General Partner	Reimbursement of our organization and offering expenses, including legal and accounting fees, printing costs, filing fees and distribution costs. However, this amount is limited to 1.0% of the gross offering proceeds from the Offering.	$609,672

	Operating Stage
Asset Management Fee - General Partner	A fee equal to 1.0% of net invested capital under management for accounting related services, investor relations, facilitating the deployment of capital, and other services provided by our General Partner to us.	$204,079
Acquisition Fees - General Partner	A fee not to exceed, for any single acquisition, 3% of the contract purchase price up to $20 million, and 2% of the contract purchase price in excess of $20 million.	No amounts have been paid
Development and Redevelopment Fees - General Partner
Development and redevelopment fees on properties we acquire an interest in and for which we intend to develop, redevelop or substantially renovate. These fees will be based on the total project costs, including the cost of acquiring the property, and will be paid as project costs are incurred. These fees shall not exceed, for any single property, 6% of the project cost up to $10 million, 5% of the project cost between $10 million and $20 million, and 4% of the project cost in excess of $20 million. We will not pay both acquisition fees and development or redevelopment fees on the same property.

		No amounts have been paid
Property Management and Leasing Fees - Affiliates of the General Partner (1)
Property management fees not to exceed 4% of the gross revenues (including, without limitation, base rent, percentage rent and expense reimbursement) received from multi-tenant or multi-pad properties, for providing management, operating, maintenance and other services required to maintain a property. Leasing fees not to exceed 4% of base rent on a lease renewal and not to exceed 6% of base rent on an initial lease; provided, however, on leases of over 10,000 square feet, leasing commissions may be paid on the basis of square footage, not to exceed $6.00 per square foot.

		No amounts have been paid
Reimbursement of Operating Expenses - General Partner	We reimburse the actual expenses incurred by our General Partner for performing acquisition, development, management and administrative functions for us, including construction and construction management fees for development and redevelopment projects.	$46,341
Distributions During Operating Stage - General Partner	Our General Partner is entitled to distributions during our operating period. See “Item 11. Description of Registrant’s Securities To Be Registered – Distributions and Allocations –Distributions to Partners.”	$14,000
Real Estate Brokerage Commissions - General Partner (2)
A fee not to exceed 6% of the sales price on co-brokered transactions and not to exceed 4% of the sales price on individually brokered transactions. Additionally, our General Partner and its affiliates will not be paid real estate brokerage commissions on the sale of a property if the property being sold has not generated an annual return of at least 8.5% per annum on the equity contributed to such property.
		No amounts have been paid

	Liquidating Stage
Distributions of Net Cash Flow - General Partner
Our General Partner is entitled to distributions after our operating period. See “Item 11. Description of Registrant’s Securities to be Registered – Distributions and Allocations – Distributions to Partners.”
		No amounts have been paid

(1)	The joint ventures paid property management fees of $199,940 to AmREIT Realty Investment Corporation.
(2)	The real estate brokerage commissions payable during the liquidation period will also be payable for Actively Managed properties sold during the operation period.

~22~

Joint Ventures with Affiliates

As of December 31, 2007, we had entered into three joint ventures with our affiliates. In December 2006, we acquired a 50% interest in AmREIT Casa Linda, LP, which owns Casa Linda Plaza, the multi-tenant retail property in Dallas, Texas. The remaining 50% is owned by MIG III, our affiliate.

In August 2007, we acquired a 40% interest in AmREIT Woodlake, LP, which owns Woodlake Square, the multi-tenant retail property in Houston, Texas. Our affiliates, MIG III and ARIC, both own a 30% interest in AmREIT Woodlake, LP.

In November 2007, we acquired a 40% interest in AmREIT Westheimer Gessner, LP, which owns Westheimer Gessner, the multi-tenant retail property in Houston, Texas. Our affiliates, MIG III and ARIC, both own a 30% interest in AmREIT Woodlake, LP.

Directors

We have no directors and are managed by our General Partner. H. Kerr Taylor is the sole director of our General Partner.

AmREIT Construction Company

We have engaged and may continue to engage AmREIT Construction Company, an affiliate of our General Partner, to provide construction and construction management services for our development and redevelopment projects. Where AmREIT Construction Company is selected to provide construction and construction management services, such services will only be provided on terms and conditions no less favorable to us than can be obtained from independent third parties for comparable services in the same location.

AmREIT Securities Company

AmREIT Securities Company is a member firm of Financial Industry Regulatory Authority, Inc., or FINRA, and a wholly owned subsidiary of AmREIT. AmREIT Securities Company was organized in 1999 for the purpose of participating in and facilitating the distribution of securities of AmREIT affiliated entities. As the dealer manager for our Offering of Units, AmREIT Securities Company provided certain sales, promotional and marketing services to us in connection with the distribution of the Units. We paid selling commission and marketing reimbursements to AmREIT Securities Company in connection with our offering, a portion of which was reallowed to participating broker-dealers. Chad Braun is the President, Secretary and Treasurer of AmREIT Securities Company and H. Kerr Taylor serves as its Chairman and the sole member of its board of directors.

ITEM 8.                  LEGAL PROCEEDINGS

In the ordinary course of business, we may become subject to litigation or claims. Neither we nor our properties are the subject of any non-routine pending legal proceeding, nor are we aware of any proceeding that a governmental authority is contemplating against us.

ITEM 9.      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information and Holders

On November 15, 2006, we commenced the Offering. Our Offering was closed as of April 1, 2008 and, as of that date we had raised aggregate gross proceeds of approximately $50.0 million through the sale of 2,000 Units to 822 Limited Partners.

There is no established trading market for our Units. As of December 31, 2007 none of the Units were subject to any outstanding options or warrants, and we had not issued any securities convertible into our Units. The Units, which are “restricted securities” as defined in Rule 144 promulgated by the SEC under the Securities Act, must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless, upon the advice of counsel satisfactory to us, the Units are sold in a transaction that is exempt from the registration requirements of such laws. As of December 31, 2007, no Units were eligible for sale under Rule 144 or that we have agreed to register under the Securities Act for sale by Limited Partners and there were no Units that are being, or have been publicly proposed to be, publicly offered by us.

Distributions

The following table shows the distributions to our Limited Partners our General Partner has declared (including the total amount paid and the amount paid on a per Unit basis) since we commenced operations on December 8, 2006 and through the year ended December 31, 2007:

Period Declared	Total Amount of Distributions Paid	Distribution Per Unit
December 2006	$--	$--
January 2007	1,878	156.25
February 2007	14,069	156.25
March 2007	27,946	156.25
April 2007	46,375	156.25
May 2007	79,854	156.25
June 2007	108,679	156.25
July 2007	136,461	156.25
August 2007	153,375	156.25
September 2007	170,430	156.25
October 2007	192,316	156.25
November 2007	210,919	156.25
December 2007	247,119	156.25
Total	$1,389,421

We have made monthly distributions to our Limited Partners at a rate of 7.5% per annum from January 1, 2007 through December 31, 2007. All of the distributions we have paid through December 31, 2007 constitute a return of capital to our Limited Partners. To date, our distributions have exceeded our cash flow from operations by approximately $329,000. One of our primary goals is to pay regular (monthly) distributions to our Limited Partners. We expect to maintain the distribution rate of 7.5%, unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

• our operating and interest expenses;

• the ability of tenants to meet their obligations under the leases associated with our properties;

• our ability to keep the properties in which we have investments occupied;

• our ability to maintain or increase rental rates when renewing or replacing current leases;

• capital expenditures and reserves for such expenditures;

• the issuance of additional shares; and

• financings and refinancings.

We qualified as a partnership for federal income tax purposes commencing with our taxable year ended December 31, 2006. For income tax purposes, distributions to our Limited Partners are characterized as ordinary income, capital gains, or as a return of a Limited Partner’s invested capital.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have any compensation plans under which we are authorized to issue equity securities.

~23~

ITEM 10.                      RECENT SALES OF UNREGISTERED SECURITIES

AmREIT was our initial Limited Partner in connection with our organization on October 10, 2006 and received its initial partnership interest. AmREIT’s interest was redeemed when we reached the initial minimum offering amount and accepted subscription from investors on January 12, 2007. As of December 31, 2007, we issued 1,796 Units to 748 investors in the Offering, which began on November 15, 2006.

The offering price for the aggregate Units sold in the Offering was $25,000, and as of December 31, 2007, the aggregate fees paid to our General Partner and its affiliates in connection with the Offering were $4,744,162. The net proceeds from the sale of the Units we received as of December 31, 2007 were $44,812,422. We relied on the exemption from registration provided by Rule 506 under Regulation D and Section 4(2) of the Securities Act in connection with of the Offering. In each instance, the purchaser had access to sufficient information regarding us so as to make an informed investment decision. We had reasonable basis to believe that each purchaser was an accredited investor, as defined in Regulation D under the Securities Act, and was acquiring the Units for investment only and not with a view to distribute, sell or otherwise transfer the Units. The Units were distributed by AmREIT Securities Company, which acted as the dealer manager of our Offering, and did not involve a public offering or general solicitation.

ITEM 11.                      DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

The Units represent limited partnership interests in us and entitle their holders to certain allocations and distributions. The parties who purchased Units from us became limited partners in the Partnership. Units may not be freely assigned and are subject to restrictions on transfer by law and by the Partnership Agreement. There is no public trading market for the Units and it is not anticipated that a public trading market for the Units will develop.

We were formed under the Delaware Revised Uniform Limited Partnership Act. Our General Partner is AmREIT Monthly Income & Growth IV Corporation, a Texas corporation and subsidiary of AmREIT. Our four properties are located in Texas. We are qualified to transact business in Texas. The character and general nature of the business to be conducted by us is the ownership, operation and eventual sale of our properties.

Distributions and Allocations

Distributions to Partners

We have made monthly distributions to our Limited Partners at a rate of 7.5% of invested capital per annum from January 1, 2007 to December 31, 2007.  All of these distributions paid to date constitute a return of capital to our Limited Partners.  We intend to pay regular (monthly) distributions to our Limited Partners at the distribution rate of 7.5%, unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so. Distributions are made to our Partners of record as of the close of each calendar month immediately preceding the month in which the distribution is made.  The amount of any distributions is pro rated in accordance with the number of days the Partner was a Partner during such month.

The actual amount and timing of distributions is determined by our General Partner in its discretion and typically will depend on the amount of funds available for distribution, our financial condition, whether available funds should be reinvested, capital expenditure and reserve requirements and general operational requirements.  During the early stages of our operations, we have not had sufficient cash available from operations to pay distributions.  Therefore, we have used proceeds from the Offering to make cash distributions, which reduce the amount of proceeds available for investments and operations.  There can be no assurance as to when and in what amounts future distributions will be made.

Cash from whatever source will be distributed during our operating period as follows:  1% to our General Partner and 99% to our Limited Partners.

Cash from whatever source will be distributed after our operating period as follows:

•
First: 100% to our Limited Partners (in proportion to their unreturned actual invested capital) until such time as our Limited Partners have received cumulative distributions from all sources equal to 100% of their actual invested capital (calculated using the actual purchase price per Unit);

•	Second: 100% to our General Partner until it has received cumulative distributions from all sources equal to 100% of its actual invested capital of $1,000;

•
Third: 1% to our General Partner and 99% to our Limited Partners on a per Unit basis until such time as our Limited Partners have received cumulative distributions from all sources equal to an 8.5% per annum, cumulative, uncompounded return on their unreturned deemed capital contributions (which will be equal to (i) the product of $25,000 per Unit (regardless of the purchase price paid for a Unit) multiplied by the number of Units owned by a Partner, reduced by (ii) the aggregate amount of any distributions received that constitute a return of capital contributions);

•
Fourth: 100% to our General Partner until it has received cumulative distributions from all sources (other than with respect to the Units it purchased) in an amount equal to 40% of the net cash flow paid to date to our Limited Partners in excess of their actual invested capital; and

•	Thereafter: 60% to our Limited Partners on a per Unit basis and 40% to our General Partner.

All or a portion of each cash distribution may consist of a distribution of a Partner’s original capital investment which is deemed to be that portion of cash distributions which is not attributable to Partnership net income for the period of the distribution, or to prior periods, irrespective of whether such distributions have in fact been paid from cash from current or past operations.

Allocations of Profits and Losses

Under the Partnership Agreement, except as otherwise required by the special allocation provisions of the Delaware Revised Uniform Limited Partnership Act, profits and losses shall be allocated in the following manner:

•	Profits shall be allocated:

o	First: 99% to our Limited Partners on a per Unit basis and 1% to our General Partner, until our Limited Partners receive their actual invested capital plus an 8.5% annual return;

o	Second: 100% to our General Partner until its capital account balance equals 40% of our Partners’ aggregate capital account balance, taking into account any proposed distributions and allocations; and

o	Thereafter: 60% to our Limited Partners on a per Unit basis and 40% to our General Partner.

•	Losses shall be allocated:

o	First: 60% to our Limited Partners on a per Unit basis and 40% to our General Partner until prior 60%-40% allocations of profits have been reversed;

o	Second: 100% to our General Partner until prior 100% allocations of profits have been reversed; and

o	Thereafter: 99% to our Limited Partners on a per Unit basis and 1% to our General Partner.

Under the Partnership Agreement, profits and losses are essentially allocated in a manner such that the adjusted capital account balance of each Partner prior to making liquidating distributions equals the amount each such Partner is entitled to receive in liquidation of its interest in the Partnership so that the liquidating distributions to each such Partner will result in each Partner’s adjusted capital account balance being reduced to zero upon the termination of the Partnership.

Adjustments to Allocations

Our General Partner may alter the foregoing allocations of profits and losses, including any item thereof in any one year where our tax advisor advises that such allocation will likely not be in compliance with the Delaware Revised Uniform Limited Partnership Act or the regulations promulgated thereunder.  In such event, our General Partner shall allocate any such item of profits or losses so that, in its sole judgment, it most closely achieves the original allocation.

~24~

Partnership Agreement

The rights of our Limited Partners are governed by Delaware law as well as our Partnership Agreement. The following is a summary of the material provisions of the Partnership Agreement and is qualified in its entirety by the full text thereof, which is attached hereto as Exhibits 3.2 and 3.3.

Management

Our General Partner has the exclusive right to manage and control our affairs, except those limited matters upon which our Limited Partners must first consent or vote to approve. See “– Limited Partners’ Voting Rights” below. Our General Partner may change our principal place of business from time to time but must provide written notice of any change to our Limited Partners.

Term

By November 15, 2013, our General Partner will market our properties for sale and begin an orderly liquidation of our assets. Our operating period may be extended to November 15, 2015 only with the consent of the majority of Units held by our Limited Partners. As a legal entity, however, unless sooner terminated by our General Partner or by our bankruptcy, insolvency, liquidation or dissolution, we will terminate on December 31, 2026.

Capital Contributions

Our Partners have made initial capital contributions as follows:

General Partner:                                $1,000
Limited Partners:                              $25,000 per Unit

AmREIT has also invested $800,000 in us through the acquisition of Units. AmREIT's $800,000 investment was made at a purchase price of $22,250 per Unit, reflecting that no sales commissions or selling expenses were payable with respect to the investment. Our Partners are not subject to additional capital calls. The sharing of partnership distributions among our Partners and the allocations of partnership income and loss to our Partners is described above under “– Distributions and Allocations.”

Compensation to our General Partner and Its Affiliates

Our General Partner and/or its affiliates will be compensated as provided in the Partnership Agreement and as described herein. See “Item 7. Certain Relationships and Related Transactions – Compensation Arrangements.”

Partnership Expenses

Our General Partner will endeavor to have all our expenses billed directly to us. To the extent our General Partner incurs expenses on our behalf, our General Partner shall be reimbursed for its costs thereof. See “Item 7. Certain Relationships and Related Transactions – Compensation Arrangements.”

Limited Partners’ Voting Rights

Limited Partners may not take part in our management. However, our General Partner may not do any of the following without first obtaining a vote or consent of the Limited Partners owning a majority of the outstanding Units:

(1)	amend the Partnership Agreement (except to admit a substituted Limited Partner, to perform certain other ministerial acts or as otherwise expressly permitted in the Partnership Agreement);

(2)	confess a judgment against us in an amount exceeding $100,000;

(3)	possess any property or assign our rights in a specific property, for other than a Partnership purpose;

(4)	resign or withdraw as a General Partner;

(5)	sell its General Partner interest;

(6)
other than indebtedness incurred in connection with the Casa Linda Plaza property, incur indebtedness on our behalf in an amount greater than 75% of our cash and cash equivalents plus the aggregate market value of our properties;

(7)	extend our operating period from November 15, 2013 to November 15, 2015;

(8)	permit us to invest more than 15% of the gross proceeds from the Offering in properties outside of the United States;

(9)	permit us to invest more than 20% of the gross proceeds from the Offering in mortgages; or

(10)	permit us to invest in the securities of other issues, except for permitted temporary investments pending utilization of our funds for investments in real properties.

For the purposes of the Partnership Agreement, our Limited Partners may only vote or give their written consent if they own Units of record as of the applicable record date, which shall not be more than 60 days preceding the date on which the meeting where the vote is to be taken or the last date on which written consents may be submitted for the matter being considered. Additionally, for purposes of obtaining vote of a majority of the outstanding Units, our General Partner’s investment in Units are considered non-voting units. See “– Mergers, Consolidations and Conversions” below for additional voting rights of Limited Partners.

Indemnification of General Partner

Our Limited Partners, within the limits of their respective capital contributions and to the extent of their allocable portion of Partnership assets, agree to indemnify and hold our General Partner harmless from and against actual and reasonable third-party claims or lawsuits arising out of our activities and operations, except those instances in which our General Partner failed to adhere to its fiduciary obligations to us, or acted with gross negligence or willful or wanton misconduct. Amounts paid to indemnify our General Partner may be recouped to the extent such payments relate to a third-party claim or lawsuit arising out of a breach by our General Partner of its fiduciary obligations to us.

Restrictions on Transfer of Units

Units may be transferred of record only if properly executed assignment documents are delivered to us in the form approved by our General Partner and such transfer would not result in our being treated as an association taxable as a corporation. An assignee of a Unit may become a substituted Limited Partner only with the written consent of our General Partner, whose consent may be withheld for any or no reason, and after delivering the properly executed documents to our General Partner in the form prescribed by our General Partner. Transferees are also required to obtain a legal opinion acceptable to our General Partner that the transfer is exempt from registration under the Securities Act and any applicable state securities laws. Our General Partner may waive the requirement of a legal opinion in its sole discretion. A fee of $150 or the actual cost to us to effect the transfer, whichever is greater, must be submitted with the foregoing. Transfers of Units will be recognized by us only after all of the transfer conditions have been satisfied.

~25~

Mergers, Consolidations and Conversions

The Partnership Agreement provides that, in order to adopt a plan of merger pursuant to which we are merged into any other entity, a plan of exchange pursuant to which all of the Units are exchanged for cash or securities of another entity, or a plan of conversion whereby we are converted into another entity, the transaction generally must be approved by Limited Partners owning at least 50% of the outstanding Units (or a higher percentage if required by our General Partner). Limited Partner approval is not required for any of the following transactions: (1) in the case of a plan of exchange, if we are the acquiring entity; (2) if the surviving entity in a merger or conversion is a limited partnership that has a substantially identical partnership agreement and Limited Partners holding Units immediately before the date of merger or conversion will hold the same interest in the same proportions immediately after the effective date of the merger or conversion; or (3) if the transaction involves our conversion to corporate, trust or association form and, as a consequence of the transaction, there will be no significant adverse change in investors’ voting rights, the term of existence of the surviving or resulting entity, sponsor compensation or investment objectives. In the event that federal tax legislation is enacted that results in another form of organization having superior tax advantages to our limited partnership structure, our General Partner has the ability to cause us to convert to a corporation or other organizational form without Limited Partner approval, if our General Partner determines that such conversion is in our best interest.

Limited Redemption Program

Subject to and upon compliance with the provisions of the Partnership Agreement, at any time after November 15, 2009 and prior to November 15, 2013, any holder of Units who has held the Units for not less than three years may present all of those Units to us for redemption at any time. We may, at our sole option, redeem those Units presented for redemption for cash to the extent we have sufficient funds available thereof; provided that the sum of the percentage interests in Partnership capital or profits transferred during our taxable year does not exceed 9% of the total interests in partnership capital or profits as determined in the sole discretion of our General Partner. The redemption price paid to the holder of Units will be 92% of the unreturned invested capital. At no time during a 12-month period, however, may the number of Units we redeem exceed 2% of the number of Units outstanding at the beginning of that 12-month period unless such redemption is otherwise deemed to be a disregarded transfer for purposes of determining whether we are a “publicly traded partnership.”

Amendments to the Partnership Agreement

The Partnership Agreement may be amended only by a vote of the majority of Units held by our Limited Partners. Our General Partner may amend the Partnership Agreement without action by our Limited Partners so long as such amendments do not directly affect the rights of our Limited Partners. Permissible changes include amendments to reflect (1) a change in our name or location of our principal place of business, (2) the disposition of any Limited Partner’s interest in any one or more Units, (3) the admission of additional or Substitute Limited Partners, or (4) a clarification of the provisions of the Partnership Agreement, provided such clarification does not change the intent of the Partnership Agreement. Also, our General Partner is authorized to make certain amendments as may be necessary to assure compliance with applicable federal income tax law by our income and loss allocation provisions.

Special Power of Attorney

Each Limited Partner has appointed our General Partner (and any successor or substitute General Partner) as his, her or its true and lawful attorney-in-fact who may act in each Limited Partner’s stead to execute, certify, acknowledge, swear to, file and record the Partnership Agreement and any and all amendments to the Partnership Agreement, which are adopted as provided in the Partnership Agreement. In addition, our General Partner has been designated as the Limited Partner’s agent to execute, acknowledge and deliver all conveyance and other instruments that our General Partner deems appropriate, in accordance with the Partnership Agreement, to effect the transfer of Units, including assignments on the default of the Limited Partner, to admit, substitute or delete Partners, to sell, exchange or dispose of our assets or properties, to borrow money and otherwise enter into financing transactions and to execute all amendments and/or restatements of the Partnership Agreement. The purpose of this power of attorney is to relieve our General Partner of the requirement of obtaining the required number of signatures of Limited Partners to effect the filing of certificates, agreements, or amendments to agreements as may be required to effect our operation and business as described herein. This power of attorney is coupled with an interest (our Limited Partners’ purchase of our Units) and is irrevocable.

Removal of a General Partner

Our General Partner may be removed, with or without cause by an affirmative vote or written consent of the Limited Partners owning at least a majority of the Units then outstanding (not counting any Units then owned by our General Partner). For the purposes of the foregoing, “cause” shall mean (1) the bankruptcy of our General Partner pursuant to an event of bankruptcy, (2) the incapacity of our General Partner, (3) the commission by our General Partner of an intentional material breach of this Agreement, or (4) conduct of our General Partner constituting gross negligence or willful or wanton misconduct harmful to us.

In the event that our Limited Partners vote to remove our General Partner, our General Partner shall have an additional 30 business days from the date of the notice of removal from our Limited Partners in which to cure or otherwise resolve the matter(s) resulting in the notice to remove to the reasonable satisfaction of our Limited Partners. Our Limited Partners shall not unreasonably withhold approval of the cure accomplished by our General Partner. In the event that our General Partner is removed, it hereby agrees to convert its General Partner’s Capital Contribution into that of a Limited Partner having no voting rights but whose Partnership interest is unchanged in all other respects. The removed General Partner shall be removed from and indemnified against our liabilities including, without limitation, liabilities such General Partner has guaranteed. Further, if removed except for cause, we must purchase our General Partner’s Interest and/or any successor General Partner’s Partnership Interest for fair market value, which will be determined by the median of the independent appraisals of the General Partner Interest.

In the event of the dissolution and liquidation or removal of our General Partner and our continued existence in accordance with Section 8.3 of the Partnership Agreement, the successor of the said General Partner shall not be entitled to any distributions due the former General Partner under the Partnership Agreement. Our Limited Partners have agreed in advance to such a transfer and specifically authorize that the power of attorney provided for in their Subscription Agreements with us be utilized, if need be, on their behalf to effectuate fully the legal conversion or transfer, as the case may be, of the dissolved or removed General Partner’s Interest hereunder.

Meetings

Our General Partner may call meetings of our Limited Partners. Meetings may also be held upon the written demand of Limited Partners holding more than 25% of the then outstanding Units.

Books and Records

Our General Partner will maintain at our principal place of business adequate books and records setting forth an account of all our business transactions and a list of all our Limited Partners. Limited Partners holding no less than 5% of the outstanding Units or their designated representatives have the right during normal business hours to inspect such books and records. Limited Partners holding less than 5% of the outstanding Units may inspect our books and records only with the consent of our General Partner, in its sole discretion.

Limited Liability

No Limited Partner will be liable for our debts or other obligations, except to the extent of such Limited Partner’s share of undistributed profits, if any, and the amount of any distributions we have made to such Limited Partner, which constitute a return of such Limited Partner’s capital contribution, unless such Partner takes part in the control of our business, which is not permitted under the Partnership Agreement. The Partnership Agreement requires our General Partner to cause us to operate in such manner as it deems appropriate to avoid unlimited liability for our Limited Partners.

Additional Units

Our General Partner may issue additional Units to existing Partners or any other persons for such consideration and on such terms and conditions as our General Partner may determine in its sole discretion, all without the approval of our Limited Partners. Any such additional Units may be issued in one or more classes, or in one or more series of any of such classes, with designations, preferences and relative participating, option or other special rights, powers and duties, including rights, powers and duties senior to Units previously issued to our Limited Partners, all as shall be determined by our General Partner in its sole discretion and without the approval of any Limited Partner.

~26~

ITEM 12.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Partnership Agreement, our Limited Partners, within the limits of their respective capital contributions and to the extent of their Partnership assets, agree to indemnify and hold our General Partner (and its affiliates that furnish services to us within the scope of our General Partner’s authority) harmless from and against actual and reasonable third-party claims or lawsuits arising out of our activities and operations, except those instances in which our General Partner failed to adhere to its fiduciary obligations to us, or acted with gross negligence or willful or wanton misconduct. Amounts paid to indemnify our General Partner may be recouped to the extent such payments relate to a third-party claim or lawsuit arising out of a breach by our General Partner of its fiduciary obligations to us. It is the opinion of the SEC that indemnification for liabilities arising under the Securities Act is contrary to public policy, and therefore, unenforceable. In the case of liability arising from an alleged violation of securities laws, our General Partner may obtain indemnification if: (1) our General Partner is successful in defending the action; or (2) the court or our Limited Partners owning at least a majority of the Units then outstanding exclusive of any Units then owned by our General Partner specifically approve the indemnification.

ITEM 13.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See the Index to Financial Statements beginning on page F-1.

       The following SEC filing is incorporated by reference:  Quarterly Report Form 10-Q for the quarter ended June 30, 2008 and filed on August 14, 2008.

ITEM 14.                      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our independent registered public accountants during the year ended December 31, 2007, or the period from October 10, 2006 (inception) through December 31, 2006.

ITEM 15.                      FINANCIAL STATEMENTS AND EXHIBTIS

(a)	List separately all financial statements filed.

See Index to Financial Statements beginning on page F-1.

(b)	Exhibits

See “Exhibit Index” below.

~27~

PART F/S

AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P.

FINANCIAL STATEMENTS:	Page
Report of Independent Registered Public Accounting Firm	F-1
Balance Sheet as of December 31, 2007 and 2006	F-2
Statements of Operations for the year ended December 31, 2007 and for the period from October 10, 2006 (inception) through December 31, 2006
Statements of Partners’ Capital for the year ended December 31, 2007 and for the period from October 10, 2006 (inception) through December 31, 2006
F-3 F-4
Statements of Cash Flows for the year ended December 31, 2007 and for the period from October 10, 2006 (inception) through December 31, 2006	F-5
Notes to Financial Statements - December 31, 2007 and 2006	F-6

Consolidated Balance Sheet as of March 31, 2008 (unaudited) and December 31, 2007	F-9
Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007 (unaudited)	F-10
Consolidated Statements of Partners' Capital for the three months ended March 31, 2008 (unaudited)	F-11
Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007 (unaudited)	F-12
Notes to Consolidated Financial Statements - March 31, 2008	F-13

FINANCIAL STATEMENT SCHEDULES:
Report of Independent Registered Public Accounting Firm	S-1
Schedule III – Financial Statements and Notes for AmREIT Casa Linda, L.P.	S-2
Report of Independent Registered Public Accounting Firm	S-9
Schedule IV – Financial Statements and Notes for AmREIT Woodlake Square, L.P.	S-10
Report of Independent Registered Public Accounting Firm	S-17
Schedule V - Balance Sheet and Notes for AmREIT Monthly Income & Growth IV Corporation as of December 31, 2007	S-18

Report of Independent Registered Public Accounting Firm

The Partners
AmREIT Monthly Income & Growth Fund IV, L.P.:

We have audited the accompanying balance sheets of AmREIT Monthly Income & Growth Fund IV, L.P. (the “Partnership”) as of December 31, 2007 and 2006, and the related statements of operations, partners’ capital and cash flows for the year ended December 31, 2007 and for the period from October 10, 2006 (inception) through December 31, 2006. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmREIT Monthly Income & Growth Fund IV, L.P. as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and for the period from October 10, 2006 (inception) through December 31, 2006, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Houston, Texas

April 29, 2008

~F-1~

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements

AmREIT MONTHLY INCOME & GROWTH FUND IV, L. P.
BALANCE SHEET as of December 31, 2007 and 2006

	December 31,	December 31
	2007	2006
	(in thousands)	(in thousands)
ASSETS
Investment in non-consolidated entities	$17,100	$5,216

Cash and cash equivalents	19,349	796
Escrow Deposits	1,540	-
Accounts receivable	113	-
Other assets	10	-
TOTAL ASSETS	$38,112	$6,012

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Notes payable - related party	-	4,926
Accounts payable	104	4
Accounts payable - related party	1,208	763
TOTAL LIABILITIES	$1,312	$5,693

Partners' capital:
General partner	-	-
Limited partners, 1,796 and 32 units outstanding at December 31, 2007 and 2006, respectively	36,800	319
TOTAL PARTNERS' CAPITAL	36,800	319
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$38,112	$6,012
See Notes to Financial Statements

~F-2~

AmREIT MONTHLY INCOME & GROWTH FUND IV, L. P.
STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2007 and for
the Period from October 10, 2006 (inception) through December 31, 2006

	2007	2006
	(in thousands)
Revenues	$-	$-

Expenses:
General and administrative	156	-
Asset management fees - related party	204	-
Legal and professional	119	17
Total expenses	479	17

Operating loss	(479)	(17)

Other income (expense):
Interest and other income	523	-
Interest expense	(101)	(26)
Income tax expense	(4)	-
(Loss) from non-consolidated entities	(1,123)	(28)
Total other income (expense)	(705)	(54)

Net loss	$(1,184)	$(71)

See Notes to Financial Statements

~F-3~

AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P.
STATEMENTS OF PARTNERS' CAPITAL
For the Year Ended December 31, 2007 and for
the Period from October 10, 2006 (inception) through December 31, 2006
(in thousands)

	GP	LP	Total
Balance at October 10, 2006 (inception)	$-	$-	$-

Contributions, net of issuance costs of $0.4 million	1	389	390
Net loss	-	(71)	(71)
Distributions	-	-	-

Balance at December 31, 2006	$1	$318	$319

Contributions, net of issuance costs of $4.9 million	-	39,069	39,069
Net loss (1)	13	(1,197)	(1,184)
Distributions	(14)	(1,390)	(1,404)

Balance at December 31, 2007	$-	$36,800	$36,800

(1) The allocation of net loss during 2007 includes a curative allocation to increase the GP capital account by $25,000. The partnership agreement provides that no partner shall be required to fund a deficit balance in their capital account.

See Notes to Financial Statements.

~F-4~

AmREIT MONTHLY INCOME & GROWTH FUND IV, L. P.
STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2007 and for
the Period from October 10, 2006 (inception) through December 31, 2006

	2007	2006
	(in thousands)
Cash flows from operating activities:
Net loss	$(1,184)	$(71)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Loss (income) from non-consolidated entities	1,123	28
Increase in accounts receivable	(113)	-
Increase in other assets	(10)	-
Increase in accounts payable and other liabilities	100	93
Increase in accounts payable - related party	444	664
Net cash provided by operating activities	360	714

Cash flows from investing activities:
Investment in non-consolidated entities	(13,007)	(5,244)
Earnest money deposit made	(1,540)	-
Net cash used in investing activities	(14,547)	(5,244)

Cash flows from financing activities:
Proceeds from notes payable - related party	-	4,926
Payments of notes payable - related party	(4,926)	-
Contributions	44,011	801
Issuance costs	(4,942)	(401)
Distributions	(1,403)	-
Net cash provided by financing activities	32,740	5,326

Net increase in cash and cash equivalents	18,553	796
Cash and cash equivalents, beginning of period	796	-
Cash and cash equivalents, end of period	$19,349	$796
Supplemental schedule of cash flow information:
Cash paid during the year for interest	$101	$26

See Notes to Financial Statements.

~F-5~

AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

AmREIT Monthly Income & Growth Fund IV, Ltd., a Delaware limited partnership (the “Partnership” or “MIG IV”), was formed on October 10, 2006 to acquire, develop and operate directly or indirectly, a portfolio of commercial real estate consisting primarily of multi-tenant shopping centers and mixed-use developments.  The General Partner of the Partnership is AmREIT Monthly Income & Growth IV Corporation, a Delaware Corporation (the “General Partner”), which is a subsidiary of AmREIT, a Texas real estate investment trust. The General Partner maintains its principal place of business in Houston, Texas.

We commenced our principal operations on December 8, 2006 when we acquired our first interest in a property.  On January 12, 2007 we raised the minimum offering of $1.0 million pursuant to the terms of our Offering Memorandum dated November 15, 2006 (the “Offering Memorandum”) and issued the initial 40 Units. As of December 31, 2007, we had received $44.0 million from the sale of 1,796 Units and we had acquired investment interests in four properties comprising of 612,280 square feet of gross leasable area.

Our limited partnership units were sold pursuant to exemptions from registration under the Securities Act of 1933 and are not currently listed on a national exchange. These units will be transferable only if we register them under such laws, and such registration is not expected. We do not anticipate that any public market for the limited partnership units will develop.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. The consolidated financial statements include our accounts as well as the accounts of any wholly- or majority-owned subsidiaries in which we have a controlling financial interest. Investments in joint ventures and partnerships where we have the ability to exercise significant influence but do not exercise financial and operating control, are accounted for using the equity method. All significant inter-company accounts and transactions have been eliminated in consolidation.

We were formed on October 10, 2006. Accordingly, the accompanying statements of operations, cash flows and changes in partners’ capital related to 2006 represent activity for the period from October 10, 2006 (inception) through December 31, 2006. Unless otherwise noted, all references to the “2006 period” or “the period ended December 31, 2006” refer to the short period of operations from October 10, 2006 through December 31, 2006.

INVESTMENT IN NON-CONSOLIDATED ENTITIES

As of December 31, 2007, we have ownership interests in four real estate properties.  Although we exercise significant influence over the activities of these properties, we do not have a controlling financial interest in them.  Accordingly, all of our real estate investments are reported under the equity method of accounting pursuant to U.S. generally accepted accounting principles.  Certain of the significant accounting policies below are applicable specifically to property-level reporting and represent policies that are therefore primarily relevant at the investee entity level as of December 31, 2007.

We own interests in four properties through joint ventures. The joint ventures lease space to tenants under agreements with varying terms. The majority of the leases are accounted for as operating leases with revenue being recognized on a straight-line basis over the terms of the individual leases. When our joint ventures acquire a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation.

      Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). We defer the recognition of contingent or percentage rental income until the specific targets as defined in lease agreements that trigger the contingent or percentage rental income are achieved. Cost recoveries from tenants are included in rental income in the period the related costs are incurred.

JOINT VENTURES ACCOUNTING POLICIES

The joint ventures in which we invest account for real estate acquisitions pursuant to SFAS No. 141, Business Combinations (SFAS No. 141). Accordingly, they allocate the purchase price of the acquired properties to tangible and intangible assets as well as liabilities acquired. The joint ventures compute depreciation using the straight-line method over an estimated life of up to 50 years for buildings, up to 20 years for site improvements and over the term of the lease for tenant improvements. The intangible assets are being amortized over the remaining term of their respective leases.

     The joint ventures in which we invest assess their properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations.  We determine whether an impairment value occured by comparing the estimate future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the asset exceeds its fair value.  We do not believe that any of our joint venture investment have carrying values that are in excess of their respective fair values as of December 31, 2007.

ENVIRONMENTAL EXPOSURES

We are subject to numerous environmental laws and regulations as they apply to real estate pertaining to chemicals used by the dry cleaning industry, the existence of asbestos in older shopping centers, and underground petroleum storage tanks. We believe that the tenants who currently operate dry cleaning plants or gas stations do so in accordance with current laws and regulations. We believe that the ultimate disposition of currently known environmental matters will not have a material affect on our financial position, liquidity, or operations. However, we can give no assurance that existing environmental studies with respect to the shopping centers have revealed all potential environmental liabilities; that any previous owner, occupant or tenant did not create any material environmental condition not known to it; that the current environmental condition of the shopping centers will not be affected by tenants and occupants, by the condition of nearby properties, or by unrelated third parties; or that changes in applicable environmental laws and regulations or their interpretation will not result in additional environmental liability to the Partnership.

INCOME TAXES

Federal - No provision for U.S. federal income taxes is included in the accompanying consolidated financial statements. As a partnership, we are not subject to federal income tax, and the federal tax effect of our activities is passed through to our partners.

State - In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax” effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for the Partnership) to the profit margin, which, generally, will be determined for us as total revenue less a 30% standard deduction. Although House Bill 3 states that the Texas Margin Tax is not an income tax, the Partnership believes that SFAS No. 109, Accounting for Income Taxes, applies to the Texas Margin Tax. The Partnership has determined that the impact of the Texas Margin Tax is insignificant as of December 31, 2007 and December 31, 2006. The Texas Margin Tax accrued as of December 31, 2007 total $3,661.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

~F-6~

       RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material effect on our results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for fiscal years beginning after November 15, 2007. We currently do not plan to measure any eligible financial assets and liabilities at fair value under the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R).  SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We are currently evaluating the potential impact of SFAS No. 141R on our financial position and results of operations beginning for fiscal year 2009.

       In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. We are currently evaluating the potential impact of the adoption of SFAS No. 160 on our consolidated financial statements.

OFFERING COSTS

The General Partner funded all of the organization and offering costs on the Partnership’s behalf. As of December 31, 2007, we had reimbursed the General Partner for approximately $5,343,465 of organization and offering costs. The offering costs, which include items such as legal and accounting fees, marketing, and promotional printing costs are treated as a reduction of partners’ capital along with sales commissions of 7.75% for the first $1,000,000 of Unit sales and 7.25% thereafter and dealer manager fees of 3.25%. (See Note 5.)

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.  At December 31, 2007, cash and cash equivalents consisted of demand deposits at commercial banks of $1.0 million and $18.3 million of government security money market funds. At December 31, 2006, cash and cash equivalents consisted of $796,000 of demand deposits at commercial banks.

INTEREST

Interest is charged to interest expense as it accrues. No interest was capitalized during the 2007 or 2006 periods.

3.  INVESTMENTS IN NON-CONSOLIDATED ENTITIES

During 2006 and 2007, we made the following investments in four entities through which we own an interest:

•
In December 2006, we acquired a 50% interest in AmREIT Casa Linda, LP which owns a multi-tenant retail property located in Dallas, Texas with a combined gross leasable area of 325,000 square feet. The remaining 50% is owned by AmREIT Monthly Income and Growth Fund III, Ltd., an affiliate AmREIT entity.

•
In August 2007, we acquired a 40% interest in AmREIT Woodlake Square, LP which owns a multi-tenant retail property located in Houston, Texas with a combined gross leasable area of 206,000 square feet. The remaining 60% is owned by affiliated AmREIT entities, AmREIT Monthly Income and Growth Fund III, Ltd. and AmREIT Realty Investment Company.

•
In November 2007, we acquired a 40% interest in AmREIT Westheimer Gessner, LP which owns a multi-tenant retail property located in Houston, Texas with a combined gross leasable area of 82,120 square feet. The remaining 60% is owned by affiliated AmREIT entities, AmREIT Monthly Income and Growth Fund III, Ltd. and AmREIT Realty Investment Company.

•
In December 2007, we acquired a 50% interest in Cambridge Holcombe, LP which consists of raw land that will be developed into a multi-tenant retail property located in Houston, Texas. The remaining 50% is owned by an unaffiliated third party.

We report our investments in these entities using the equity method of accounting due to our ability to exercise significant influence over them. Combined condensed financial information for our non-consolidated entities (at 100%) is summarized as of and for the year ended December 31, 2007 and for the period from October 10, 2006 (inception) through December 31, 2006 as follows:

Combined Balance Sheets	As of December 31, 2007	As of December 31, 2006
	(In thousands)	(In thousands)
Assets
Property
Land & building	$101,948	$41,065
Tenant & leasehold improvements	1,607	442
Accumulated depreciation	(1,889)	(96)
Cash	785	0
Intangible Lease Cost	5,554	2,695
Other assets	10,052	7,133
Total Assets	$118,057	$51,239

Liabilities and partners’ capital:
Notes payable (1)	$69,558	$37,950
Accounts payable	3,792	337
Asset Retirement Obligations	1,500	800
Other liabilities	3,645	1,720
Partners capital	39,562	10,432
Total Liabilities and Partner’s Capital	$118,057	$51,239

MIG IV share of net assets	$17,100	$5,216

(1)  55% of the notes payable is a fixed rate of approximately 5.48% with a remaining term of 6 years.  45% of the notes payable is variable rate with an average rate of 6.91%.

Combined Statements of Operations	2007	2006
	(In thousands)	(In thousands)

Revenue
Total Revenue	$6,222	$396
Expense
Interest	2,737	142
Depreciation and amortization	3,374	221
Property Expense	2,211	88
Other	291	1
Total expense	8,613	452
Net loss	$(2,391)	$(56)

MIG IV share of net loss	$(1,123)	$(28)

~F-7~

4.        PARTNERS’ CAPITAL AND MINORITY INTEREST

    AmREIT invested $800,000 as a limited partner and $1,000 as a general partner. We began raising capital in December 2006 and had raised approximately $44 million at December 31, 2007. AmREIT's $800,000 investment represents a 1.8% limited partner interest in the Partnership.

Limited Optional Redemption — Our limited partnership units were sold pursuant to exemptions from registration under the Securities Act of 1933 and are not currently listed on a national exchange. These units will be transferable only if we register them under such laws, and such registration is not expected. We do not anticipate that any public market for the limited partnership units will develop. In order to provide limited partners with the possibility of liquidity, limited partners who have held their shares for at least three years may receive the benefit of interim liquidity by presenting all of those units to the Partnership for redemption. At that time, we may, at our sole election and subject to the conditions and limitations described below, redeem the shares presented for cash to the extent that we have sufficient funds available to us to fund such redemption. The redemption price to be paid will be 92% of the limited partner’s unreturned invested capital. At no time during a 12-month period, however, may the number of limited partner units redeemed by us exceed 2% of the number of units outstanding at the beginning of that 12-month period. We had no redemptions during the 2007 or 2006 periods.

Distributions — During the operating stage of the Partnership, net cash flow, as defined, will be distributed 99% to the limited partners and 1% to the General Partner. A current distribution of 7.5% per annum on invested capital has been paid to date during the operating stage.   All distributions to date have been a return of capital.  During the liquidation stage of the Partnership (commencing in November 2013, unless extended) net cash flow, as defined, will be distributed among the limited partners and the General Partner in the following manner:

•
First - 100% to the Limited Partners (in proportion to their unreturned actual invested capital) until such time as the Limited Partners have received cumulative distributions from all sources equal to 100% of their actual invested capital (calculated using the actual purchase price per unit);

•	Second - 100% to the General Partner until it has received cumulative distributions from all sources equal to 100% of its actual invested capital of $1,000;

•
Third - 1% to the General Partner and 99% to the limited partners on a per unit basis until such time as the limited partners have received cumulative distributions from all sources equal to 8.5% per annum, cumulative, uncompounded return on their unreturned deemed capital contributions (which will be equal to (i) the product of $25,000 per unit (regardless of the purchase price paid for a unit) multiplied by the number of units owned by a partner, reduced by (ii) the aggregate amount of any distributions received that constitute a return of capital contributions);

•
Fourth – 100% to the General Partner until it has received cumulative distributions from all sources (other than with respect to the Units it purchased) in an amount equal to 40% of the net cash flow paid to date to the Limited Partners in excess of their actual invested capital; and

•	Thereafter - 60% to the limited partners on a per unit basis and 40% to the General Partner.

5.	RELATED PARTY TRANSACTIONS

       We have no employees or officers. Certain of our affiliates received fees and compensation during the organizational stage of the Partnership, including securities commissions and due diligence reimbursements, marketing reimbursements and reimbursement of organizational and offering expenses. In the event that these companies are unable to provide us with the respective services, we would be required to find alternative providers of these services. The following table summarizes the amount of such compensation paid to our affiliates during the 2007 and 2006 periods:

Type of Service	Service Description & Compensation	2007	2006
Dealer Manager Fees	Dealer manager fees (3.25%) received for placement of the limited partnership units.	$4,744,162	$-
Organizational and Offering Cost Reimbursements	Reimbursement of the Partnership’s organizational and offering costs, including legal and accounting fees, printing costs, filing fees and distribution costs.	198,784	410,888
Total		$4,942,946	$410,888

Additionally, certain of our affiliates receive fees and compensation during the operating stage of the Partnership, including compensation for providing services to us in the areas of asset management, development and acquisitions, property management and leasing, financing, brokerage and administration. The following table summarizes the amount of such compensation paid to our affiliates during the 2007 and 2006 periods:

Type of Service	Service Description & Compensation	2007	2006
Asset Management	A fee equal to 1.0% of net invested capital under management for accounting related services, investor relations, facilitating the deployment of capital, and other services provided by our General Partner to us.	$203,621	$458
Development and Redevelopment
Development and redevelopment fees on properties we acquire an interest in and for which we intend to develop, redevelop or substantially renovate. These fees will be based on the total project costs, including the cost of acquiring the property, and will be paid as project costs are incurred. These fees shall not exceed, for any single property, 6% of the project cost up to $10 million, 5% of the project cost between $10 million and $20 million, and 4% of the project cost in excess of $20 million. We will not pay both acquisition fees and development or redevelopment fees on the same property.

		-	-
Property Management and Leasing	Property management fees not to exceed 4% of the gross revenues (including, without limitation, base rent, percentage rent and expense reimbursement) received from multi-tenant or multi-pad properties, for providing management, operating, maintenance and other services required to maintain a property. Leasing fees not to exceed 4% of base rent on a lease renewal and not to exceed 6% of base rent on an initial lease; provided, however, on leases of over 10,000 square feet, leasing commissions may be paid on the basis of square footage, not to exceed $6.00 per square foot.	-	-
Acquisition	A fee not to exceed 6% of the sales price on co-brokered transactions and not to exceed 4% of the sales price on individually brokered transactions. Additionally, our General Partner and its affiliates will not be paid real estate brokerage commissions on the sale of a property if the property being sold has not generated an annual return of at least 8.5% per annum on the equity contributed to such property.	-	-
Reimbursement of Operating Expenses	We reimburse the actual expenses incurred by our General Partner for performing acquisition, development, management and administrative functions for us, including construction and construction management fees for development and redevelopment projects.	46,341	-
	Total	$249,962	$458

See also Note 3 regarding investments in non-consolidated entities.

6.	COMMITMENTS AND CONTINGENCIES

Litigation – In the ordinary course of business, we may become subject to litigation or claims. There are no material pending legal proceedings known to be contemplated against us.

Environmental matters – In connection with the ownership and operation of real estate, we may be potentially liable for costs and damages related to environmental matters. We have not been notified by any governmental authority of any non-compliance, liability or other claim.

In conjunction with our acquisitions of the Casa Linda and Woodlake Shopping Centers in December 2006 and August 2007, respectively, we identified environmental exposures caused by businesses that operated on the property prior to our ownership. The Casa Linda and Woodlake Shopping Centers joint ventures recorded asset retirement obligations of $800,000 and $700,000, respectively, on their acquisition dates related to these exposures. We believe that these matters will not have a material adverse effect on our consolidated financial position or results of operations, and we are aware of no other environmental exposures.

7.	SUBSEQUENT EVENTS

In February 2008, we contributed approximately $5.1 million to a joint venture owned 10% by us, 10% by an affiliate of ours and 80% by a third party institutional investor. Simultaneously, the joint venture acquired the Shadow Creek Ranch Town Center, a 616,000 square foot retail center located in Pearland, Texas.

In March 2008, we acquired a 36,000 square foot retail shopping center in Texas for $8.8 million.

On April 1, 2008, we closed the Offering after having raised approximately $50.0 million.

~F-8~

AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
March 31, 2008 and December 31, 2007
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS	(unaudited)
Real estate investments at cost:
Land	$3,098	$-
Buildings	5,319	-
Tenant improvements	172	-
	8,589	-
Less accumulated depreciation and amortization	(5)	-
	8,584	-

Investment in non-consolidated entities	21,813	17,100
Intangible lease cost, net	714	-
Net real estate investments	31,111	17,100

Cash and cash equivalents	13,903	19,349
Escrow deposits	430	1,540
Accounts receivable	110	113
Accounts receivable - related party	1,111	-
Deferred costs, net	36	-
Other assets	50	10
TOTAL ASSETS	$46,751	$38,112

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Notes payable	$6,200	$-
Accounts payable	209	104
Accounts payable - related party	595	1,208
Below market leases, net	155	-
Security deposits	48	-
TOTAL LIABILITIES	7,207	1,312

Partners' capital:
General partner
Limited partners, 1,956 and 1,796 units outstanding at	-	-
March 31, 2008 and December 31, 2007, respectively	39,544	36,800
TOTAL PARTNERS' CAPITAL	39,544	36,800
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$46,751	$38,112

See Notes to Consolidated Financial Statements.

~F-9~

AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended March 31,
	2008	2007

Revenues:
Rental income from operating leases	$14	$-
Total revenues	14	-

Expenses:
General and administrative	16	-
General and administrative - related party	30	-
Asset management fees - related party	105	12
Legal and professional	50	29
Depreciation and amortization	12	-
Total expenses	213	41

Operating loss	(199)	(41)

Other income (expense):
Interest and other income	154	3
Interest expense	(6)	-
Interest expense - related party	-	(101)
Equity in losses from non-consolidated entities	(705)	(198)
Margin tax expense	(1)	-
Total other income (expense)	(558)	(296)

Net loss	$(757)	$(337)

See Notes to Consolidated Financial Statements.

~F-10~

 AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(in thousands)
(unaudited)

	General partner	Limited partners	Total

Balance at December 31, 2007	$-	$36,800	$36,800

Contributions, net of offering costs	-	4,368	4,368
Net loss (1)	9	(766)	(757)
Distributions	(9)	(858)	(867)

Balance at March 31, 2008	$-	$39,544	$39,544

(1) The allocation of net loss includes a curative allocation to increase the GP capital account by $17.  The cumulative curative allocation since inception is $42. The partnership agreement provides that no partner shall be required to fund a deficit balance in their capital account.

See Notes to Consolidated Financial Statements.

~F-11~

AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(757)	$(337)
Adjustments to reconcile net loss to net cash
used in operating activities:
Equity in losses from non-consolidated entities	705	198
Depreciation and amortization	11	-
Decrease in accounts receivable	3	-
Increase in accounts receivable - related party	(211)	-
Increase in escrow deposits	(390)	-
Increase in other assets	(40)	-
Increase in accounts payable	105	23
Decrease in accounts payable - related party	(613)	(60)
Increase in security deposits	48	-
Net cash used in operating activities	(1,139)	(176)

Cash flows from investing activities:
Acquisition of investment properties	(2,954)	-
Investment in non-consolidated entities, net	(4,818)	-
Net cash used in investing activities	(7,772)	-

Cash flows from financing activities:
Proceeds from notes payable - related party	-	101
Contributions	4,899	9,268
Issuance costs	(531)	(979)
Loan acquisition costs	(36)	-
Distributions	(867)	(44)
Net cash provided by financing activities	3,465	8,346

Net (decrease) increase in cash and cash equivalents	(5,446)	8,170
Cash and cash equivalents, beginning of period	19,349	796
Cash and cash equivalents, end of period	$13,903	$8,966

Supplemental schedule of cash flow information:

Cash paid during the period for interest	$6	$-

Supplemental schedule of noncash investing and financing activities:

In conjunction with our acquisition of the Village on the Green property in March 2008, we placed $6.2 million in debt that was funded directly to the buyer.

In conjunction with our investment in the Shadow Creek Ranch property, we placed $1.5 million in escrow deposits in December 2007.  When we acquired the property in February 2008, an affiliated AmREIT entity purchased an interest in the property, resulting in $900,000 of the escrow amount being reclassified to accounts receivable - related party.  The remaining $600,000, which represents our portion of the escrow, was reclassified to investment in non-consolidated entities.  We were reimbursed the $900,000 during the second quarter of 2008.

See Notes to Consolidated Financial Statements.

~F-12~

AmREIT MONTHLY INCOME & GROWTH FUND IV, L.P. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2008

(unaudited)

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

AmREIT Monthly Income & Growth Fund IV, L.P., a Delaware limited partnership (herein after referred to as the “Partnership,” “MIG IV,” “we,” “us” or “our”), was formed on October 10, 2006 to acquire, develop and operate directly or indirectly, a portfolio of commercial real estate consisting primarily of multi-tenant shopping centers and mixed-use developments.  The General Partner of the Partnership is AmREIT Monthly Income & Growth IV Corporation, a Delaware Corporation (the “General Partner”), which is a subsidiary of AmREIT, a Texas real estate investment trust. The General Partner maintains its principal place of business in Houston, Texas.

We commenced our principal operations on December 8, 2006 when we acquired our first interest in a property.  On January 12, 2007 we raised the minimum offering of $1.0 million pursuant to the terms of our Offering Memorandum dated November 15, 2006 (the “Offering Memorandum”), and issued the initial 40 limited partnership units (the “Units”). As of March 31, 2008, we had received $48.9 million from the sale of 1,956 Units and closed the Offering.  At March 31, 2008, we directly owned one property comprising 36,000 square feet of gross leasable area and owned an investment interest in five other properties comprising 1,231,000 square feet of gross leasable area.

Our Units were sold pursuant to exemptions from registration under the Securities Act of 1933, as amended, and are not currently listed on a national exchange. These Units will be transferable only if we register them under such laws, and such registration is not expected, or pursuant to an exemption under the Securities Act of 1933, as amended, and applicable state securities laws. We do not anticipate that any public market for the Units will develop.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. The consolidated financial statements include our accounts as well as the accounts of any wholly- or majority-owned subsidiaries in which we have a controlling financial interest (See Note 9). Investments in joint ventures and partnerships where we have the ability to exercise significant influence but do not exercise financial and operating control, are accounted for using the equity method. All significant inter-company accounts and transactions have been eliminated in consolidation.

The consolidated financial statements included in this report are unaudited; however, amounts presented in the consolidated balance sheet as of December 31, 2007 are derived from our audited financial statements at that date.  In our opinion, all adjustments necessary for a fair presentation of such financial statements have been included.  Such adjustments consisted of normal recurring items.

REVENUE RECOGNITION

We lease space to tenants under agreements with varying terms. Our leases are accounted for as operating leases with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that provide for additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. During the three months ended March 31, 2008 and 2007, there were no percentage rents recognized. We recognize lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. During the three months ended March 31, 2008 and 2007, there were no lease termination fees recognized.

REAL ESTATE INVESTMENTS

Development Properties - Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. We capitalize acquisition costs as incurred. Such costs are expensed if and when the acquisition becomes no longer probable. During the three months ended March 31, 2008 and 2007, we did not capitalize any interest or taxes on properties under development.

Acquired Properties and Acquired Lease Intangibles - We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141). Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.

Depreciation - Depreciation is computed using the straight-line method over an estimated useful life of up to 50 years for buildings, up to 20 years for site improvements and over the term of lease for tenant improvements.

Properties Held for Sale - Properties will be classified as held for sale if we have decided to market the property for immediate sale in its present condition with the belief that the sale will be completed within one year. Operating properties held for sale will be carried at the lower of cost or fair value less cost to sell. Depreciation and amortization will be suspended during the held for sale period. As of March 31, 2008 and December 31, 2007, we had no properties held for sale.

Impairment - We review our properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. We determine whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. No impairment charges were recognized during the three months ended March 31, 2008 and 2007.

ENVIRONMENTAL EXPOSURES

We are subject to numerous environmental laws and regulations as they apply to real estate pertaining to chemicals used by the dry cleaning industry, the existence of asbestos in older shopping centers, and underground petroleum storage tanks. We believe that the tenants who currently operate dry cleaning plants or gas stations do so in accordance with current laws and regulations. We believe that the ultimate disposition of current known environmental matters will not have a material affect on our financial position, liquidity, or operations (See Note 10). However, we can give no assurance that existing environmental studies with respect to the shopping centers have revealed all potential environmental liabilities; that any previous owner, occupant or tenant did not create any material environmental condition not known to it; that the current environmental condition of the shopping centers will not be affected by tenants and occupants, by the condition of nearby properties, or by unrelated third parties; or that changes in applicable environmental laws and regulations or their interpretation will not result in additional environmental liability to the Partnership.

~F-13~

RECEIVABLES

Accounts Receivable-Related Party - included in accounts receivable related party are short-term cash advances provided to certain of our affiliated investment entities primarily for their working capital needs. These cash advances are due upon demand.

DEFERRED COSTS

Deferred costs include deferred leasing costs and loan acquisition costs, net of amortization. Loan acquisition costs are incurred in obtaining financing and are amortized to interest expense over the term of the debt agreements. Deferred leasing costs consist of external commissions associated with leasing our properties and are amortized to expense over the lease term. We had no accumulated amortization related to loan acquisition costs or leasing costs as of March 31, 2008 and December 31, 2007.

INCOME TAXES

Federal - No provision for U.S. federal income taxes is included in the accompanying consolidated financial statements. As a partnership, we are not subject to federal income tax, and the federal tax effect of our activities is passed through to our partners.

State - In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for the Partnership) to the profit margin, which, generally, will be determined for us as total revenue less a 30% standard deduction. Although House Bill 3 states that the Texas Margin Tax is not an income tax, the Partnership believes that SFAS No. 109, Accounting for Income Taxes, applies to the Texas Margin Tax. We have recorded a tax provision of approximately $1,000 and $0 for the Texas Margin Tax for three month periods ended March 31, 2008 and 2007, respectively.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Our consolidated financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts receivable-related party, accounts payable, accounts payable-related party, and notes payable. The carrying value of cash and cash equivalents, accounts receivable, accounts receivable-related party, accounts payable, and accounts payable-related party, are representative of their respective fair values due to the short-term nature of these instruments. As of March 31, 2008 and December 31, 2007, the carrying value of our total debt obligations was $6.2 million and $0, respectively, all of which represent fixed-rate obligations.  The carrying value of these obligations approximated their fair value, based on a discounted cash flow analysis using current market rates of interest.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In December 2003, the Financial Accounting Standards Board (“FASB”) reissued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46R), as revised.  FIN No. 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights.  FIN No. 46R requires a variable interest entity to be consolidated by a company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both.  Disclosures are also required about variable interest entities in which a company has a significant variable interest but that it is not required to consolidate.  As of March 31, 2008 and December 31, 2007, we were not invested in any entities that qualify as variable interest entities pursuant to FIN No. 46R.

NEW ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material effect on our results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. We currently do not plan to measure any eligible financial assets and liabilities at fair value under the provisions of SFAS No. 159.

In December 2007, the FASB revised SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We currently capitalize acquisition costs as part of the basis of the asset acquired.  Upon effectiveness of SFAS No. 141R we will expense acquisition costs as incurred.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. We are currently evaluating the potential impact of the adoption of SFAS No. 160 on our consolidated financial statements.

OFFERING COSTS

The General Partner funded all of the organization and offering costs on the Partnership’s behalf. As of March 31, 2008, we had reimbursed the General Partner for approximately $625,000 of organization and offering costs. The offering costs, which include items such as legal and accounting fees, marketing, and promotional printing costs are treated as a reduction of partners’ capital along with sales commissions and dealer manager fees of 7.75% and 3.25%, respectively. (See Note 8.)

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

~F-14~

INTEREST

Interest is charged to interest expense as it accrues. No interest has been capitalized since inception of the Partnership.

SEGMENT REPORTING

The FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. We determined that we have one reportable segment, with activities related to investing in real estate. Our investments in real estate generate rental revenue and other income through the leasing of multi-tenant retail properties, which comprised 100% of our total consolidated revenues for all periods presented. We evaluate operating performance on an individual property level. However, as each of our properties have similar economic characteristics, tenants and products and services, our properties have been aggregated into one reportable segment.

3.           INVESTMENTS IN NON-CONSOLIDATED ENTITIES

Since inception, we made the following investments in five entities through which we own an interest in five properties:

•
In February 2008, we acquired a 10% interest in Shadow Creek Holding Company LLC which owns a multi-tenant retail property located in Pearland, Texas with a combined gross leasable area of 616,370 square feet.   The remaining 90% is owned by an unaffiliated third party and AmREIT Realty Investment Company, an affiliated AmREIT entity.

•
In December 2007, we acquired a 50% interest in Cambridge Holcombe, LP which consists of raw land that will be developed into a multi-tenant retail property located in Houston, Texas. The remaining 50% is owned by an unaffiliated third party.

•
In November 2007, we acquired a 40% interest in AmREIT Westheimer Gessner, LP which owns a multi-tenant retail property located in Houston, Texas with a combined gross leasable area of 82,120 square feet. The remaining 60% is owned by affiliated AmREIT entities, AmREIT Monthly Income & Growth Fund III, Ltd. and AmREIT Realty Investment Company.

•
In August 2007, we acquired a 40% interest in AmREIT Woodlake, LP which owns a multi-tenant retail property located in Houston, Texas with a combined gross leasable area of 206,000 square feet.  In December 2007, AmREIT Woodlake, LP entered into an interest rate swap to hedge the interest rate risk associated with the property's variable rate loan.  The remaining 60% is owned by affiliated AmREIT entities, AmREIT Monthly Income & Growth Fund III, Ltd. and AmREIT Realty Investment Company.  (See Note 11).

•
In December 2006, we acquired a 50% interest in AmREIT Casa Linda, LP which owns a multi-tenant retail property located in Dallas, Texas with a combined gross leasable area of 325,000 square feet.  The remaining 50% is owned by AmREIT Monthly Income & Growth Fund III, Ltd., an affiliated AmREIT entity.

We report our investments in these entities using the equity method of accounting due to our ability to exercise significant influence over them. Combined condensed financial information for our significant equity entities (at 100%) is summarized as of and for the three months ended March 31, 2008 and 2007 as follows (in thousands):

	Three months ended March 31,
	2008	2007
Revenue	$830	$-
Depreciation and amortization	(506)	-
Net loss	$(1,324)	$-

4.           ACQUIRED LEASE INTANGIBLES

In accordance with SFAS No. 141, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of in-place leases and out-of-market leases. Acquired lease intangible assets (in-place leases and above-market leases) are amortized over the leases’ remaining terms, which range from 9 months to 7 years. The amortization of above-market leases is recorded as a reduction of rental income and the amortization of in-place leases is recorded to amortization expense. The amortization expense related to in-place leases was approximately $7,000 and $0 for the three months ended March 31, 2008 and 2007, respectively. The amortization of above-market leases, which was recorded as a reduction of rental income, was approximately $0 during the three months ended March 31, 2008 and 2007, respectively.

In-place and above-market lease amounts and their respective accumulated amortization are as follows (in thousands):

	March 31, 2008		December 31, 2007
	In-Place leases	Above-market leases	In-Place leases	Above-market leases
Cost	$707	$14	$-	$-
Accumulated amortization	(7)	-	-	-
Intangible lease cost, net	$700	$14	$-	$-

Acquired lease intangible liabilities (below-market leases) of $155,000 and $0 as of March 31, 2008 and December 31, 2007, respectively, are net of previously accreted minimum rent of approximately $1,000 and $0 at March 31, 2008 and December 31, 2007, respectively. Below-market leases are accreted over the leases’ remaining terms, which range from 9 months to 7 years. Accretion of below market leases was approximately $1,000 and $0 during the three months ended March 31, 2008 and 2007, respectively.  Such accretion is recorded as an increase to rental income.

5.           NOTES PAYABLE

Our outstanding debt at March 31, 2008 consisted entirely of a fixed-rate mortgage loan of $6.2 million. We had no outstanding debt as of December 31, 2007. Our mortgage loan is secured by a real estate property and may be prepaid, but could be subject to a yield-maintenance premium or prepayment penalty. Our mortgage loan is due in monthly installments of interest and principal and matures in April 2017.

As of March 31, 2008, the weighted-average interest rate on our fixed-rate debt is 5.5%, and the weighted average remaining life of such debt is 9.02 years. As of March 31, 2008, scheduled principal repayments on notes payable were as follows (in thousands):

Scheduled Payments by Year	Scheduled Principal Payments	Term-Loan Maturities	Total Payments
2008	$-	$-	$-
2009	51	-	51
2010	81	-	81
2011	86	-	86
2012	90	-	90
Thereafter	449	5,443	5,892
Total	$757	$5,443	$6,200

~F-15~

6.           CONCENTRATIONS

As of March 31, 2008, our single consolidated property individually comprised greater than 20% of our consolidated total assets. Consistent with our strategy of investing in areas that we know well, this property is located in San Antonio, Texas’ third largest metropolitan area.

Following are the base rents generated by our top tenants during the three months ended March 31, 2008 and 2007 (in thousands):

	Three months ended March 31,
Tenant	2008	2007
Paesano’s Restaurant	$3	$-
Alamo Heights Pediatrics	1	-
Theo & Herb Designer Shoes	1	-
Rouse Dental Office	1	-
The Mutual Fund Store	1	-
	$7	$-

7.           PARTNERS’ CAPITAL

AmREIT invested $800,000 as a limited partner and $1,000 as a general partner in MIG IV. We began raising capital in December 2006.  We closed the Offering on March 31, 2008 when we had raised approximately $49 million.  AmREIT’s $800,000 investment represents a 1.6% limited partner interest in the Partnership.

Limited Optional Redemption — Our limited partnership units were sold pursuant to exemptions from registration under the Securities Act of 1933 and are not currently listed on a national exchange. These units will be transferable only if we register them under such laws, and such registration is not expected. We do not anticipate that any public market for the limited partnership units will develop. In order to provide limited partners with the possibility of liquidity, limited partners who have held their shares for at least three years may receive the benefit of interim liquidity by presenting all of those units to the Partnership for redemption. At that time, we may, at our sole election and subject to the conditions and limitations described below, redeem the shares presented for cash to the extent that we have sufficient funds available to us to fund such redemption. The redemption price to be paid will be 92% of the limited partner’s unreturned invested capital. At no time during a 12-month period, however, may the number of limited partner units redeemed by us exceed 2% of the number of units outstanding at the beginning of that 12-month period. We had no redemptions during the 2008 or 2007 periods.

Distributions — During the operating stage of the Partnership, net cash flow, as defined, will be distributed 99% to the limited partners and 1% to the General Partner. A current distribution of 7.5% per annum on invested capital has been paid to date during the operating stage.   All distributions to date have been a return of capital.  During the liquidation stage of the Partnership (commencing in November 2013, unless extended) net cash flow, as defined, will be distributed among the limited partners and the General Partner in the following manner:

•
First - 100% to the Limited Partners (in proportion to their unreturned actual invested capital) until such time as the Limited Partners have received cumulative distributions from all sources equal to 100% of their actual invested capital (calculated using the actual purchase price per unit);

•	Second - 100% to the General Partner until it has received cumulative distributions from all sources equal to 100% of its actual invested capital of $1,000;

•
Third - 1% to the General Partner and 99% to the limited partners on a per unit basis until such time as the limited partners have received cumulative distributions from all sources equal to 8.5% per annum, cumulative, uncompounded return on their unreturned deemed capital contributions (which will be equal to (i) the product of $25,000 per unit (regardless of the purchase price paid for a unit) multiplied by the number of units owned by a partner, reduced by (ii) the aggregate amount of any distributions received that constitute a return of capital contributions);

•
Fourth – 100% to the General Partner until it has received cumulative distributions from all sources (other than with respect to the Units it purchased) in an amount equal to 40% of the net cash flow paid to date to the Limited Partners in excess of their actual invested capital; and

•	Thereafter - 60% to the limited partners on a per unit basis and 40% to the General Partner.

8.           RELATED PARTY TRANSACTIONS

Certain of our affiliates received fees and compensation during the organizational stage of the Partnership, including securities commissions and due diligence reimbursements, marketing reimbursements and reimbursement of organizational and offering expenses. In the event that these companies are unable to provide us with the respective services, we would be required to find alternative providers of these services. The following table summarizes the amount of such compensation paid to our affiliates during the three months ended March 31, 2008 and 2007 (in thousands):

	Three months ended March 31,
Type of Service	2008	2007

Securities Commissions, Due Diligence and Marketing Reimbursements	$515	$935
Organizational and Offering Cost Reimbursements	15	59
Asset Management Fees	105	12
Development and Acquisition Fees	264	-
Administrative Costs Reimbursements	30	-
	$929	$1,006

In addition to the above fees paid by us, the non-consolidated entities in which we have investments pay property management, leasing, acquisition and certain other real estate fees to one of our affiliated entities. See also Note 3 regarding investments in non-consolidated entities.

9.           REAL ESTATE ACQUISITIONS AND DISPOSITIONS

During the three months ended March 31, 2008, we invested approximately $3.2 million through the acquisition of one property.  On March 25, 2008, we acquired Village on the Green, a multi-tenant retail property in San Antonio, Texas with a gross leasable area of 36,000 square feet. The acquisition was accounted for as a purchase and the results of its operations are included in the accompanying consolidated financial statements from the date of acquisition.

See Note 3 for a discussion of our investment activity since our inception with respect to our non-consolidated entities.

~F-16~

10.           COMMITMENTS AND CONTINGENCIES

Litigation - In the ordinary course of business, we may become subject to litigation or claims. There are no material pending legal proceedings known to be contemplated against us.

Environmental matters - In connection with the ownership and operation of real estate, we may be potentially liable for costs and damages related to environmental matters. We have not been notified by any governmental authority of any non-compliance, liability or other claim.

11.           SUBSEQUENT EVENTS

On May 30, 2008, we acquired a 60% interest in an additional tract of land adjacent to AmREIT Westheimer Gessner, LP.

On June 6, 2008, we acquired an additional 20% interest in AmREIT Woodlake, LP and AmREIT Westheimer Gessner, LP for $2.5 million and $3.5 million, respectively.  The additional ownership interests were acquired at their respective carrying values from AmREIT Realty Investment Company, an affiliated AmREIT entity, which still maintains a 10% interest in both partnerships.  Due to these additional 20% ownership investments, we own a 60% majority interest in each partnership.

~F-17~

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2008.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and notes thereto.

Our disclosure and analysis in these financial statements contain forward-looking statements, which provide our current expectations or forecasts of future events.  Words such as “believe,” “anticipate,” “expect,” and “intend” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons.   You should not unduly rely on these forward-looking statements, which speak only as of the date of these financial statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of these financial statements or to reflect the occurrence of unanticipated events, except as may be required by law. You should, however, review the factors and risks we describe in the reports we file from time to time with the Securities and Exchange Commission, or SEC, after the date of these financial statements.

Overview

We are a Delaware limited partnership formed on October 10, 2006 to acquire, develop and operate, directly or indirectly through joint venture arrangements, a portfolio of commercial real estate consisting primarily of multi-tenant shopping centers and mixed-use developments throughout the Southern and Southwestern United States. Our investment strategy is to (1) sell approximately 40% of our properties when appropriate and re-invest the net sales proceeds into additional properties and (2) retain the remaining properties as income-producing assets during our entire operating period.  We focus on properties characterized by high automobile traffic counts, high populations, high household incomes and limited opportunities for competition.

We have no employees and are managed by AmREIT Monthly Income & Growth IV Corporation, our General Partner, pursuant to our Partnership Agreement.  Our General Partner is a wholly owned subsidiary of AmREIT, a Texas real estate investment trust with shares of common stock traded on the American Stock Exchange (AMEX: AMY).  We qualify as a partnership for federal income tax purposes.

As of March 31, 2008, we directly owned one property comprising 36,000 square feet of gross leasable area and owned an investment interest in five other properties comprising 1,231,000 square feet of gross leasable area. A majority of our properties are located in highly populated, suburban communities in Texas.  We derive a substantial portion of our revenue from rental income from these properties.  As a result, our operating results and cash flows are primarily influenced by rental income from our properties and interest expense on our property acquisition indebtedness.  Rental income accounted for 100% of our total revenue during the three months ended March 31, 2008. As of March 31, 2008, our properties were 63% leased and the average debt leverage ratio of the properties in which we have an investment was approximately 53%, with 83% of such debt carrying a fixed rate of interest.

Summary of Critical Accounting Policies

The preparation of the consolidated financial statement information contained herein requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.  An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Revenue Recognition

We lease space to tenants under agreements with varying terms.  Our leases are accounted for as operating leases with revenue being recognized on a straight-line basis over the terms of the individual leases.  When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation.  Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded.  Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent).  We defer the recognition of contingent or percentage rental income until the specific targets as defined in lease agreements that trigger the contingent or percentage rental income are achieved. Cost recoveries from tenants are included in rental income in the period the related costs are incurred.

Valuation of Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets, including accrued rental income, may not be recoverable through operations.  When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future operating cash flows expected from the use of the assets and their eventual disposition.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its estimated fair value.

The estimation of expected future cash flows is inherently uncertain and relies on subjective assumptions about future and current market conditions and events that affect the ultimate value of the property.  It requires us to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment.  The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

We have not recorded any impairment losses since the inception of the Partnership.

Investment in Real Estate Assets

Land, buildings and improvements are recorded at cost.  Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy.  We capitalize acquisition costs as incurred.  Such costs are expensed if and when the acquisition becomes no longer probable.

We are required to make subjective assessments as to the useful lives of our depreciable assets.  We consider the period of future benefit of the asset to determine the appropriate useful lives.  These assessments, which are based on estimates, have a direct impact on net income.  Depreciation is computed using the straight-line method over an estimated useful life of up to 50 years for buildings, up to 20 years for site improvements and over the life of lease for tenant improvements and intangible lease costs.

~F-18~

Valuation of Receivables

We determine an appropriate allowance for the uncollectible portion of tenant receivables and accounts receivable based upon an analysis of balances outstanding, historical payment history, tenant credit worthiness, additional guarantees and other economic trends.  Balances outstanding include base rents, tenant reimbursements and receivables attributed to the accrual of straight line rents.  Additionally, we consider estimates of the expected recovery of pre-petition and post-petition claims with respect to tenants in bankruptcy in our assessment of the likelihood of collecting the related receivables.

Real Estate Acquisitions

We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141). Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationships, if any.

We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property.  Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases.  In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions.  Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses.  Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases.  Any premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and are amortized as an adjustment of rental income over the remaining terms of the respective leases.

The fair values of in-place leases include costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct costs are included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles are included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to expense over the remaining term of the respective leases.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material effect on our results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. We currently do not plan to measure any eligible financial assets and liabilities at fair value under the provisions of SFAS No. 159.

In December 2007, the FASB revised SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We currently capitalize acquisition costs as part of the basis of the asset acquired.  Upon effectiveness of SFAS No. 141R we will expense acquisition costs as incurred.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. We are currently evaluating the potential impact of the adoption of SFAS No. 160 on our consolidated financial statements.

Results of Operations

We commenced our principal operations on December 8, 2006, when we acquired our first interest in a property.  On January 12, 2007 we raised the minimum offering of $1.0 million pursuant to the terms of our Offering Memorandum and issued the initial 40 Units to investors.  During 2007, we made investments in three joint ventures through which we obtained an ownership interest in three properties.  During the first three months ended March 31, 2008, we acquired an interest in Shadow Creek on February 29, 2008 through a joint venture and acquired a direct interest in Village on the Green on March 25, 2008.  As of March 31, 2008, we directly owned one property comprising 36,000 square feet of gross leasable area and owned an investment interest in five other properties comprising 1,231,000 square feet of gross leasable area.

Our direct property acquisition was accounted for as a purchase and the results of its operations are included in our consolidated financial statements from its date of acquisition. We report our investments in joint ventures under the equity method of accounting given our ability to exercise significant influence over them.

~F-19~

Three Months Ended March 31, 2008 versus Three Months Ended March 31, 2007

Revenue.  Revenue increased to approximately $14,000 during the three months ended March 31, 2008 compared to $0 for the three months ended March 31, 2007.   This increase was due to rental income earned from the acquisition of Village on the Green during March 2008.

General & Administrative. General and administrative expenses increased to approximately $16,000 during the three months ended March 31, 2008 compared to approximately $0 for the three months ended March 31, 2007.  This increase was primarily due to an increase in insurance costs related to the acquisition of Village on the Green.

General & Administrative – Related Party. General and administrative expenses paid to our affiliate increased to approximately $30,000 during the three months ended March 31, 2008 compared to $0 for the three months ended March 31, 2007.  This increase is due to an increase in administrative cost reimbursements, which is due to higher activity within the fund during the three months ended March 31, 2008 as compared to the three months ended March, 31 2007.

Asset Management Fees.  Asset management fees paid to our affiliate increased approximately $93,000 to approximately $105,000 during the three months ended March 31, 2008 compared to approximately $12,000 for the three months ended March 31, 2007. Asset management fees have increased commensurate with the increase in assets under management as a result of our capital-raising efforts which ceased on March 31, 2008.

Legal and Professional Fees.  Legal and professional fees increased approximately $21,000 to approximately $50,000 during the three months ended March 31, 2008 compared to approximately $29,000 for the three months ended March 31, 2007.  The additional costs are primarily attributable to the increased financial reporting requirements associated with being a public registrant.

Depreciation and Amortization Expense.  Depreciation and amortization expense increased to approximately $12,000 during the three months ended March 31, 2008 compared to approximately $0 for the three months ended March 31, 2007. This increase was due to the acquisition of Village on the Green during March 2008.

Interest and Other Income.  Interest and other income increased approximately $151,000 to approximately $154,000 during the three months ended March 31, 2008 compared to approximately $3,000 for the three months ended March 31, 2007.  This increase was primarily due to earning interest on a higher balance of investable funds during the first quarter of 2008 as compared to the first quarter of 2007 as we continued our capital-raising efforts through March 31, 2008. We invest our excess cash in short-term investments or overnight funds until properties suitable for acquisition can be identified and acquired.

Interest Expense.  Interest expense increased to approximately $6,000 during the three months ended March 31, 2008 compared to $0 for the three months ended March 31, 2007.  Interest expense incurred during the three months ended March 31, 2008 is related to the note payable on Village on the Green, which was acquired on March 25, 2008.

Interest Expense – Related Party.  Interest expense – related party decreased approximately $101,000 during the three months ended March 31, 2008 compared to the three months ended March 31, 2007.  Interest expense for the three months ended March 31, 2007 was incurred due to a note payable – related party that was established during December 2006 and was not repaid until the second quarter of 2007.

Equity in Losses From Non-Consolidated Entities.  Equity in losses from non-consolidated entities increased approximately $507,000 to approximately $705,000 for the three months ended March 31, 2008 compared to approximately $198,000 for the three months ended March 31, 2007.   These amounts represent our ownership portion of our joint ventures’ net income or loss for the period.  The increased loss is primarily attributable to our 40% ownership interest in Woodlake Square, which was acquired in August 2007, and our 40% ownership interest in Westheimer Gessner, which was acquired in November 2007.  These two properties have been operating at net losses given their vacancies, and Woodlake Square’s loss on derivative.

Liquidity and Capital Resources

We expect to meet our short-term liquidity requirements with cash on hand as well as through net cash provided by property operations.  We expect to meet our long-term liquidity requirements through proceeds from secured or unsecured financings from banks and other lenders, the selective and strategic sale of properties and net cash flows from operations.

As of March 31, 2008 and December 31, 2007, our cash and cash equivalents totaled approximately $13.9 million and approximately $19.3 million, respectively. Cash flows provided by (used in) operating activities, investing activities and financing activities for the three months ended March 31, 2008 and 2007 are as follows (in thousands):

	Three months ended March 31,
	2008	2007
Operating activities	$(1,139)	$(176)
Investing activities	$(7,772)	$-
Financing activities	$3,465	$8,346

Net cash flows used in operating activities increased approximately $963,000 to approximately $1.1 million for the three months ended March 31, 2008 compared to approximately $176,000 for the three months ended March 31, 2007.  The increase in operating outflows is primarily attributable to an increase during the period of $208,000 in receivables, coupled with a decrease in accounts payable of approximately $471,000 and an increase of approximately $390,000 in escrow deposits.  This was partially offset by an increase of approximately $98,000 in our income before the effects of losses from non-consolidated entities and depreciation and amortization expenses.

Net cash flows used in investing activities increased to approximately $7.8 million for the three months ended March 31, 2008 compared to $0 for the three months ended March 31, 2007.  This increase in investing outflows was primarily due to our investment of $4.8 million in the Shadow Creek Ranch property and our acquisition of the Village on the Green property for $3.0 million.

Net cash flows provided by financing activities decreased approximately $4.8 million to approximately $3.5 million for the three months ended March 31, 2008 compared to approximately $8.3 million for the three months ended March 31, 2007. This decrease in financing inflows was primarily due to a reduction in contributions received of approximately $4.4 million coupled with an increase in distributions paid to investors of $823,000.  Additionally, payments related to issuance costs decreased by $448,000.

~F-20~

Report of Independent Registered Public Accounting Firm

The Partners
AmREIT Casa Linda, L.P.:

We have audited the accompanying balance sheets of AmREIT Casa Linda, L.P. (the "Partnership") as of December 31, 2007 and 2006, and the related statements of operations, partners' capital and cash flows for the year ended December 31, 2007 and for the period from December 8, 2006 (inception) through December 31, 2006.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures on the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmREIT Casa Linda, L.P. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the year ended December 31, 2007 and for the year ended December 31, 2007 and for the period from December 8, 2006 (inception) through December 31, 2006, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Houston, Texas

March 31, 2008
~S-1~

Schedule III

AmREIT Casa Linda, L.P.
BALANCE SHEETS
December 31, 2007 and December 31, 2006
(in thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Real estate investments at cost:
Land	$11,420	$11,420
Buildings	29,834	29,645
Tenant improvements	530	442
	41,784	41,507
Less accumulated depreciation and amortization	(1,510)	(96)
	40,274	41,411

Intangible lease cost, net	3,152	4,403
Net real estate investments	43,426	45,814

Cash and cash equivalents	250	-
Tenant receivables	519	113
Deferred costs, net	401	428
Other assets	5,655	4,883
TOTAL ASSETS	$50,251	$51,238

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Notes payable	$37,950	$37,950
Accounts payable and accrued liabilities	1,558	75
Accounts payable - related party	117	262
Asset retirement obligations	800	800
Below market leases, net	945	1,599
Security deposits	108	120
TOTAL LIABILITIES	$41,478	$40,806

Partners' capital:
General partner	-	-
Limited partner	8,773	10,432
TOTAL PARTNERS' CAPITAL	$8,773	$10,432
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$50,251	$51,238

See Notes to Financial Statements
~S-2~

AmREIT Casa Linda, L.P.
STATEMENTS OF OPERATIONS
For the year ended December 31, 2007
and for the period from December 8, 2006 (inception) through December 31, 2006
(in thousands)

	2007	2006

Revenues:
Rental income from operating leases	$5,004	$391
Total revenues	5,004	391

Expenses:
General and administrative	54	-
Property expense	1,670	80
Property management fees - related party	163	8
Legal and professional	113	1
Depreciation and amortization	2,497	221
Total expenses	4,497	310

Operating income	507	81

Other income (expense):
Interest and other income	42	5
Interest expense	(2,172)	(142)
Income tax expense	(36)	-
Total other income (expense)	(2,166)	(137)

Net loss	$(1,659)	$(56)

See Notes to Financial Statements.
~S-3~

AmREIT Casa Linda, L.P.
STATEMENTS OF PARTNERS' CAPITAL
For the year ended December 31, 2007 and for the period from
December 8, 2006 (inception) through December 31, 2006
(in thousands)

	GP	LP	Total

Balance at December 8, 2006 (inception)	$-	$-	$-

Contributions	-	10,488	10,488
Net loss (1)	(1)	(55)	(56)
Curative allocation	1	(1)	-

Balance at December 31, 2006	$-	$10,432	$10,432

Net loss (1)	(17)	(1,642)	(1,659)
Curative allocation	17	(17)	-

Balance at December 31, 2007	$-	$8,773	$8,773

(1) The allocation of net loss includes a curative allocation to increase the GP capital account by $17,000 and $1,000 for the 2007 and 2006 periods, respectively.  The partnership agreement provides that no partner shall be required to fund a deficit balance in their capital account.

See Notes to Financial Statements

~S-4~

AmREIT Casa Linda, L.P.
STATEMENTS OF CASH FLOWS
For the year eneded December 31, 2007 and for the period from
December 8, 2006 (inception) through December 31, 2006
(in thousands)

	2007	2006
Cash flows from operating activities:
Net loss	$(1,659)	$(56)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	2,081	134
Increase in tenant receivables	(405)	(113)
Increase in deferred costs	(44)	-
Increase in other assets	(772)	(4,308)
Increase in accounts payable and accrued liabilities	1,483	75
(Decrease) increase in accounts payable - related party	(145)	262
(Decrease) increase in security deposits	(12)	120
Net cash provided by (used in) operating activities	527	(3,886)

Cash flows from investing activities:
Improvements to real estate	(277)	-
Acquisition of investment properties	-	(6,172)
Net cash used in investing activities	(277)	(6,172)

Cash flows from financing activities:
Contributions	-	10,488
Loan acquisition costs	-	(430)
Net cash provided by financing activities	-	10,058

Net increase in cash and cash equivalents	250	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$250	$-

Supplemental schedule of cash flow information:
Cash paid during the year for interest	$1,929	$139

Supplemental schedule of non-cash transactions:
In conjunction with our acquistion of the Property in December 2006, we placed $37,950,000 in debt that was funded directly to the buyer.  Additionally, we incurred a liability in the amount of $800,000 related to an asset retirement obligation.  Included in other assets is $575,000 which was previously placed in an escrow account by the seller and was assiged to us as part of the acquisition.

See Notes to Financial Statements.

~S-5~

AmREIT Casa Linda, L.P.
Notes to Financial Statements
December 31, 2007 and 2006

1.	DESCRIPTION OF BUSINESS

AmREIT Casa Linda, L.P., a Texas limited partnership (the “Partnership”), was formed on December 8, 2006 to acquire Casa Linda, (the “Property”) a multi-tenant retail property located in Dallas, Texas with a combined gross leasable area of 324,638 square feet. The property is in the planning stages of a significant redevelopment project that is expected to be completed during 2008. The General Partner of the Partnership is AmREIT Casa Linda GP, Inc.  The General Partner maintains its principal place of business in Houston, Texas.

The limited partners of the Partnership are AmREIT Monthly Income & Growth Fund III, Ltd. (MIG III) and AmREIT Monthly Income & Growth Fund IV, Ltd. (MIG IV). We have contracted with AmREIT Realty Investment Corporation (“ARIC”) to provide property management and leasing services. ARIC is a wholly-owned subsidiary of AmREIT (AMEX: AMY), a Texas real estate investment trust, and is an affiliate of MIG III and MIG IV.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. We were formed on December 8, 2006. Accordingly, the accompanying statements of operations, changes in partners’ capital and cash flows related to 2006 represent activity for the period from December 8, 2006 (inception) through December 31, 2006. Unless otherwise noted, all references to the “2006 period” or “the period ended December 31, 2006” refer to the short period of operations from December 8, 2006 through December 31, 2006.

REVENUE RECOGNITION

We lease space to tenants under agreements with varying terms. Our leases are accounted for as operating leases with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that provide for additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. During the periods ended December 31, 2007 and 2006, we recognized percentage rents of $26,000 and $0, respectively. We recognize lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. During the periods ended December 31, 2007 and 2006, we recognized no lease termination fees.

REAL ESTATE INVESTMENTS

Acquired Properties and Acquired Lease Intangibles — We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”). Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases.

Depreciation - Depreciation is computed using the straight-line method over an estimated useful life of up to 30 years for buildings, up to 6 years for site improvements and over the term of lease for tenant improvements.

Impairment - We review the property for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. We determine whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. No impairment charges were recognized during the 2007 and 2006 periods.

ENVIRONMENTAL EXPOSURES

We are subject to numerous environmental laws and regulations as they apply to real estate pertaining to chemicals used by the dry cleaning industry, the existence of asbestos in older shopping centers, and underground petroleum storage tanks. We believe that the tenants who currently operate dry cleaning plants or gas stations do so in accordance with current laws and regulations. We believe that the ultimate disposition of currently known environmental matters will not have a material affect on our financial position, liquidity, or operations. However, we can give no assurance that existing environmental studies with respect to the shopping centers have revealed all potential environmental liabilities; that any previous owner, occupant or tenant did not create any material environmental condition not known to it; that the current environmental condition of the shopping center will not be affected by tenants and occupants, by the condition of nearby properties, or by unrelated third parties; or that changes in applicable environmental laws and regulations or their interpretation will not result in additional environmental liability to the Partnership.

RECEIVABLES AND ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

Tenant Receivables - Included in tenant receivables are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. Bad debt expenses and any related recoveries are included in general and administrative expense. As of December 31, 2007 and 2006, we did not have an allowance for uncollectible accounts related to our tenant receivables.

DEFERRED COSTS

Deferred costs include deferred leasing costs and loan acquisition costs, net of amortization. Loan acquisition costs are incurred in obtaining financing and are amortized to interest expense over the term of the debt agreements. Deferred leasing costs consist of external commissions associated with leasing our properties and are amortized to expense over the lease term. Accumulated amortization related to loan acquisition costs as of December 31, 2007 and 2006 totaled $67,000 and $3,000, respectively. Accumulated amortization related to leasing costs as of December 31, 2007 and 2006 totaled $6,000 and $0, respectively.

~S-6~

INCOME TAXES

Federal - No provision for U.S. federal income taxes is included in the accompanying financial statements. As a partnership, we are not subject to federal income tax, and the federal tax effect of our activities is passed through to our partners.

State - In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for the Partnership) to the profit margin. The Texas Margin Tax accrued as of December 31, 2007 and 2006 totaled $36,000 and $0, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Our financial instruments consist primarily of cash and cash equivalents, tenant receivables, note payable, accounts payable and accrued liabilities, and accounts payable-related party. The carrying value of cash, cash equivalents, tenant receivables, accounts payable and accrued liabilities, and accounts payable-related party are representative of their respective fair values due to the short-term nature of these instruments. As of December 31, 2007 and 2006, the carrying value of our total debt obligations was $38.0 and $38.0 million, respectively; all of which represents fixed-rate obligations with an estimated fair value of $38.2 and $36.7 million, respectively, based on a discounted cash flow analysis using current market rates of interest.

NEWACCOUNTING STANDARDS

In September 2006, The Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material effect on our results of operations or financial position.

In February 2007 the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. We currently do not plan to measure any eligible financial assets and liabilities at fair value under the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R).  SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We are currently evaluating the potential impact of SFAS No. 141R on our financial position and results of operations beginning for fiscal year 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. We are currently evaluating the potential impact of the adoption of SFAS No. 160 on our consolidated financial statements.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

INTEREST

Interest is charged to interest expense as it accrues. No interest was capitalized during the 2007 or 2006 period.

3.	OPERATING LEASES

Our operating leases generally range from one month to thirteen years and generally include one or more five year renewal options. A summary of minimum future base rentals to be received, exclusive of any renewals, under non-cancelable operating leases in existence at December 31, 2007 is as follows (in thousands):

2008	$3,077
2009	2,119
2010	1,522
2011	965
2012	638
Thereafter	4,374
$12,695

Future minimum rental revenue excludes amounts that may be received from tenants for reimbursements of operating costs, real estate taxes and insurance. Expense reimbursements recognized as revenue totaled $1.3 million and $0.1 million during the 2007 and 2006 periods, respectively.

4.	ACQUIRED LEASE INTANGIBLES

In accordance with SFAS No. 141, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of in-place leases and out-of-market leases.  Acquired lease intangible assets (in-place leases and above-market leases) are amortized over the leases’ remaining terms, which range from 1 month to 13 years. The amortization of above-market leases is recorded as a reduction of rental income and the amortization of in-place leases is recorded to amortization expense.  The amortization expense related to in-place leases was $1,077,000 and $81,000 during 2007 and 2006, respectively.  The amortization of above-market leases, which was recorded as a reduction of rental income, was $173,000 and $14,000 during 2007 and 2006, respectively.

In-place and above-market lease amounts and their respective accumulated amortization are as follows (in thousands):

	December 31, 2007		December 31, 2006
	In-Place leases	Above-market leases	In-Place leases	Above-market leases
Cost	$2,757	$1,718	$2,776	$1,722
Accumulated amortization	(1,140)	(183)	(81)	(14)
Intangible lease cost, net	$1,617	$1,535	$2,695	$1,708

Acquired lease intangible liabilities (below-market leases) are net of previously accreted minimum rent of $702,000 and $58,000 at December 31, 2007 and 2006, respectively and are accreted over the leases’ remaining terms, which range from 1 month to 13 years. Accretion of below market leases was approximately $653,000 and $58,000 during the 2007 and 2006 periods, respectively.  Such accretion is recorded as an increase to rental income.

The estimated aggregate amortization amounts from acquired lease intangibles for each of the next five years are as follows (in thousands):

Year Ending December 31,	Amortization Expense (in-place lease value)	Rental Income (out-of-market leases)

2008	$695	$(357)
2009	376	(112)
2010	199	58
2011	83	122
2012	45	134
	$1,398	$(155)

~S-7~

5.	NOTES PAYABLE

Our outstanding debt at December 31, 2007 and 2006 consisted entirely of a $38.0 million fixed-rate mortgage loan, which requires monthly interest-only payments and matures in January 2014. Our mortgage loan is secured by certain real estate properties and may be prepaid, but is subject to a yield-maintenance premium or prepayment penalty.

As of December 31, 2007, the interest rate on our fixed-rate debt is 5.5%, and the remaining life is 6 years. As of December 31, 2007, scheduled principal repayments on our note payable were as follows (in thousands):

Scheduled Payments by Year	Scheduled Principal Payments	Term-Loan Maturities	Total Payments
2008	$-	$-	$-
2009	-	-	-
2010	-	-	-
2011	-	-	-
2012	-	-	-
Thereafter	-	37,950	37,950
Total	$-	$37,950	$37,950

6.	CONCENTRATIONS

As of December 31, 2007, Casa Linda consisted of 63 tenants; none of which comprised more than 10% of our total base rent.  Following are the rental income generated by our top tenants during the period ended December 31 ($ in thousands):

	2007	2006
Albertson’s	$287	$19
24 Hour Fitness	229	23
El Fenix Restaurant	181	12
PETCO	178	11
Chili’s Restaurant	144	12
	$1,019	$77

7.	RELATED PARTY TRANSACTIONS

We have no employees or offices. We rely on our General Partner to manage our business and affairs. Our General Partner utilizes the services of AmREIT and its affiliates in performing its duties to us. These services primarily include the supervision of the management and leasing of the Property. As a result, we are dependent upon AmREIT and its affiliates. In the event that these companies are unable to provide us with the respective services, we would be required to find alternative providers of these services. During 2007 and 2006 we incurred property management and leasing fees of $207,000 and $8,000, respectively.

8.	COMMITMENTS AND CONTINGENCIES

Litigation - In the ordinary course of business, we may become subject to litigation or claims. There are no material pending legal proceedings known to be contemplated against us.

Environmental matters - In connection with the ownership and operation of real estate, we may be potentially liable for costs and damages related to environmental matters. We have not been notified by any governmental authority of any non-compliance, liability or other claim.

In conjunction with our acquisition of Casa Linda in December 2006, we identified an environmental exposure caused by a dry cleaning business that operated on the property prior to our ownership. We estimate that our obligation related to remediation of this exposure will be approximately $800 thousand.  Such amount has been placed in escrow and represents the deductible amount under an environmental insurance policy that we placed on the property upon acquisition.  We have recorded an asset retirement obligation for $800 thousand and capitalized those estimated costs to Land in our accompanying balance sheet.  We believe that this matter will not have an adverse effect on our financial position or results of operations, and we are aware of no other environmental exposures

~S-8~

Report of Independent Registered Public Accounting Firm

The Partners
AmREIT Woodlake Square, L.P.:

We have audited the accompanying balance sheet of AmREIT Woodlake Square, L.P. (the “Partnership”) as of December 31, 2007, and the related statements of operations, partners’ capital and cash flows for the period from August 31, 2007 (inception) through December 31, 2007. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmREIT Woodlake Square, L.P. as of December 31, 2007, and the results of its operations and its cash flows for the period from August 31, 2007 (inception) through December 31, 2007, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Houston, Texas

April 29, 2008

~S-9~

Schedule IV

AmREIT Woodlake Square, L.P.
BALANCE SHEET
December 31, 2007
(in thousands)

December 31,
2007
ASSETS
Real estate investments at cost:
Land	$18,949
Buildings	18,096
Tenant improvements	824
37,869
Less accumulated depreciation and amortization	(347)
37,522

Intangible lease cost, net	2,670
Net real estate investments	40,192

Cash and cash equivalents	488
Tenant receivables, net	131
Accounts receivable - related party	767
Deferred costs, net	238
Other assets	433
TOTAL ASSETS	$42,249

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Note payable	$23,800
Accounts payable and accrued liabilities	947
Accounts payable - related party	1,130
Asset Retirement Obligations	700
Below market leases, net	2,338
Security deposits	84
TOTAL LIABILITIES	$28,999

Partners' capital:
General partner	-
Limited Partner	13,250
TOTAL PARTNERS' CAPITAL	13,250
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$42,249

See Notes to Financial Statements
~S-10~

AmREIT Woodlake Square, L.P.
STATEMENT OF OPERATIONS
For the period from August 31, 2007 through December 31, 2007
(in thousands)

2007

Revenues:
Rental income from operating leases	$1,088
Total revenues	1,088

Expenses:
General and administrative	8
Property expense	323
Property management fees - related party	37
Legal and professional	72
Depreciation and amortization	788
Total expenses	1,228

Operating (loss)	(140)

Other income (expense):
Interest and other income	12
Interest expense	(565)
Income Tax Expense	(8)
Total other income (expense)	(561)

Net Loss	$(701)

See Notes to Financial Statements
~S-11~

AmREIT Woodlake Square, L.P.
STATEMENT OF PARTNERS' CAPITAL
For the period from August 31, 2007 (inception) to December 31, 2007
(in thousands)

	GP	LP	Total

Balance at August 31, 2007 (inception)	$-	$-	$-

Contributions	-	13,951	13,951
Net loss	(7)	(694)	(701)
Curative allocation (1)	7	(7)	-

Balance at December 31, 2007	$-	$13,250	$13,250

(1)     The allocation of net loss includes a curative allocation to increase the GP capital account by $7,000 for the 2007 period.
      The partnership agreement provides that no partner shall be required to fund a deficit balance in the capital account.

See Notes to Financial Statements.

~S-12~

AmREIT Woodlake Square, L.P.
STATEMENT OF CASH FLOWS
For the period from August 31, 2007 (inception) to December 31, 2007
(in thousands)

2007
Cash flows from operating activities:
Net loss	$(701)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	592
Increase in tenant receivables	(131)
Increase in accounts receivable - related party	(767)
Increase in intangible lease costs and other assets	(33)
Increase in accounts payable	1,247
Increase in accounts payable - related party	1,130
Increase in below market leases	(2)
Increase in security deposits	84
Net cash provided by operating activities	1,420

Cash flows from investing activities:
Acquisition of investment properties	(14,616)
Net cash used in investing activities	(14,616)

Cash flows from financing activities:
Contributions	13,951
Loan acquisition costs	(267)
Net cash provided by financing activities	13,684

Net increase in cash and cash equivalents	488
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$488

Supplemental schedule of cash flow information:

Cash paid during the year for interest	$400

Supplemental schedule of cash flow information
 In conjunction with our acquisition of the Property in August 2007, we placed $23,800,000 in debt that was funded directly to the buyer.

See Notes to Financial Statements

~S-13~

AmREIT Woodlake Square, L.P.
Notes to Financial Statements
December 31, 2007

1.	DESCRIPTION OF BUSINESS

AmREIT Woodlake Square, L.P., a Texas limited partnership (the “Partnership”), was formed on August 31, 2007 to acquire Woodlake Square (the “Property”), a multi-tenant retail property located in Houston, Texas with a combined gross leasable area of 206,000 square feet. The property is in the planning stages of a significant redevelopment project that is expected to be complete in 2010. The General Partner of the Partnership is AmREIT Woodlake GP, LLC.  The General Partner maintains its principal place of business in Houston, Texas.

The limited partners of the Partnership are AmREIT Monthly Income & Growth Fund III, Ltd. (MIG III), AmREIT Monthly Income & Growth Fund IV, Ltd. (MIG IV), and AmREIT Realty Investment Corporation (ARIC). We have contracted with ARIC to provide property management and leasing services. ARIC is a wholly-owned subsidiary of AmREIT (AMEX: AMY), a Texas real estate investment trust, and is an affiliate of MIG III and MIG IV.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. We were formed on August 31, 2007. Accordingly, the accompanying statements of operations, changes in partners’ capital and cash flows related to 2007 represent activity for the period from August 31, 2007 (inception) through December 31, 2007. Unless otherwise noted, all references to the “2007 period” or “the period ended December 31, 2007” refer to the short period of operations from August 31, 2007 through December 31, 2007.

REVENUE RECOGNITION

We lease space to tenants under agreements with varying terms. Our leases are accounted for as operating leases with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that provide for additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. During the period ended December 31, 2007 there were no percentage rents recognized. We recognize lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. During the period ended December 31, 2007, we recognized no lease termination fees.

REAL ESTATE INVESTMENTS

Acquired Lease Intangibles — We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”). Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases.

Depreciation - Depreciation is computed using the straight-line method over an estimated useful life of up to 28 years for buildings, up to 4 years for site improvements and over the term of lease for tenant improvements.

Impairment - We review the property for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. We determine whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. No impairment charges were recorded during the 2007 period.

ENVIRONMENTAL EXPOSURES

We are subject to numerous environmental laws and regulations as they apply to real estate pertaining to chemicals used by the dry cleaning industry, the existence of asbestos in older shopping centers, and underground petroleum storage tanks. We believe that the tenants who currently operate dry cleaning plants or gas stations do so in accordance with current laws and regulations. We believe that the ultimate disposition of currently known environmental matters will not have a material affect on our financial position, liquidity, or operations .However, we can give no assurance that existing environmental studies with respect to the shopping center have revealed all potential environmental liabilities; that any previous owner, occupant or tenant did not create any material environmental condition not known to it; that the current environmental condition of the shopping center will not be affected by tenants and occupants, by the condition of nearby properties, or by unrelated third parties; or that changes in applicable environmental laws and regulations or their interpretation will not result in additional environmental liability to the Partnership.

RECEIVABLES AND ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

Tenant Receivables - Included in tenant receivables are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. Bad debt expenses and any related recoveries are included in general and administrative expense. As of December 31, 2007, we did not have an allowance for uncollectible accounts related to our tenant receivables.

Accounts Receivable-Related Party - Accounts receivable-related party represents amounts due from affiliates for their portion of earnest money on the acquisition of the property.

DEFERRED COSTS

Deferred costs include deferred leasing costs and loan acquisition costs, net of amortization. Loan acquisition costs are incurred in obtaining financing and are amortized to interest expense over the term of the debt agreements. Deferred leasing costs consist of external commissions associated with leasing our properties and are amortized to expense over the lease term. Accumulated amortization related to loan acquisition costs as of December 31, 2007 totaled $30,000. Accumulated amortization related to leasing costs as of December 31, 2007, totaled $0.

INCOME TAXES

Federal - No provision for U.S. federal income taxes is included in the accompanying financial statements. As a partnership, we are not subject to federal income tax, and the federal tax effect of our activities is passed through to our partners.

State - In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for the Partnership) to the profit margin. At December 31, 2007, we had accrued State Taxes related to the Margin Tax of $7,600.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

~S-14~

FAIR VALUE OF FINANCIAL INSTRUMENTS

Our financial instruments consist primarily of cash and cash equivalents, tenant receivables, accounts receivable-related party, note payable, accounts payable, and accounts payable-related party. The carrying value of cash, cash equivalents, tenant receivables, accounts receivable-related party, accounts payable, and accounts payable-related party are representative of their respective fair values due to the short-term maturity of these instruments. As of December 31, 2007, the carrying value of our total debt obligations was $23.8 million, all of which represents variable-rate obligations. At December 31, 2007, the fair value of our debt approximated the carrying value.

NEWACCOUNTING STANDARDS

In September 2006, The Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material effect on our results of operations or financial position.

In February 2007 the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. We currently do not plan to measure any eligible financial assets and liabilities at fair value under the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R).  SFAS No. 141R will change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We are currently evaluating the potential impact of SFAS No. 141R on our financial position and results of operations beginning for fiscal year 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. We are currently evaluating the potential impact of the adoption of SFAS No. 160 on our consolidated financial statements.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

INTEREST

Interest is charged to interest expense as it accrues. No interest was capitalized during the 2007 period.

3.	OPERATING LEASES

Our operating leases range from three months to thirteen years and generally include one or more five year renewal options. A summary of minimum future base rentals to be received, exclusive of any renewals, under non-cancelable operating leases in existence at December 31, 2007 is as follows (in thousands):

2008	$1,783
2009	1,332
2010	1,104
2011	995
2012	837
Thereafter	16,368
$22,419

Future minimum rental revenue excludes amounts that may be received from tenants for reimbursements of operating costs, real estate taxes and insurance. Expense reimbursements totaled $296,000 during the 2007 period.

~S-15~

4.	ACQUIRED LEASE INTANGIBLES

In accordance with SFAS No. 141, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of in-place leases and out-of-market leases. Acquired lease intangible assets (in-place leases and above-market leases) are amortized over the leases’ remaining terms, which range from 3 months to 13 years. The amortization of above-market leases is recorded as a reduction of rental income and the amortization of in-place leases is recorded to amortization expense. The amortization expense related to in-place leases was approximately $423,000 for the 2007 period. The amortization of above-market leases, which was recorded as a reduction of rental income, was approximately $17,000 during the 2007 period.

In-place and above-market lease amounts and their respective accumulated amortization are as follows (in thousands):

	December 31, 2007
	In-Place leases	Above-market leases
Cost	$2,853	$178
Accumulated amortization	(344)	(17)
Intangible lease cost, net	$2,509	$161

Acquired lease intangible liabilities (below-market leases) are net of previously accreted minimum rent of approximately $146,000 at December 31, 2007 and are accreted over the leases’ remaining terms, which range from 3 months to 13 years. Accretion of below-market leases was approximately $146,000 during the 2007 period. Such accretion is recorded as an increase to rental income.

The estimated aggregate amortization amounts from acquired lease intangibles for each of the next five years are as follows (in thousands):

Year Ending December 31,	Amortization Expense (in-place lease value)	Rental Income (out-of-market leases)

2008	$820	$384
2009	448	360
2010	335	325
2011	282	314
2012	247	310
	$2,132	$1,693

5.	NOTES PAYABLE

Our outstanding debt at December 31, 2007 consists entirely of a $23.8 million variable rate mortgage loan which requires monthly interest-only payments and matures in 2010 and is secured by the property.  Interest-only loans are generally due in full at maturity. The interest related to this debt is at a variable interest rate of LIBOR plus 1.35%. At December 31, 2007, the variable interest rate was 6.575%.

6.	CONCENTRATIONS

As of December 31, 2007, Woodlake Square consisted of 33 tenants. At December 31, 2007, two tenants comprised more than 10% of our total base rent- Walgreens (17%) and, Randall’s (12%).  Following are the base rents generated by our top tenants during the period ended December 31, 2007 ($ in thousands):

2007
Walgreens	$112
Randall's	81
Jos A. Bank	70
Hooters	39
Amazon Grill	37
$339

7.	RELATED PARTY TRANSACTIONS

We have no employees or offices. We rely on our General Partner to manage our business and affairs. Our General Partner utilizes the services of AmREIT and its affiliates in performing its duties to us. These services primarily include the supervision of the management and leasing of the Property. As a result, we are dependent upon AmREIT and its affiliates. In the event that these companies are unable to provide us with the respective services, we would be required to find alternative providers of these services. During 2007, we incurred property management and leasing fees of $37,000. Additionally, we incurred acquisition fees in the amount of $1.7 million as part the acquisition of the Property which we paid to an affiliate.  Such acquisition fees were included in the purchase price of the Property and have therefore been recorded to the various tangible and intangible assets as part of the purchase price allocation.

8.	COMMITMENTS AND CONTINGENCIES

Litigation - In the ordinary course of business, we may become subject to litigation or claims. There are no material pending legal proceedings known to be contemplated against us.

Environmental matters - In connection with the ownership and operation of real estate, we may be potentially liable for costs and damages related to environmental matters. We have not been notified by any governmental authority of any non-compliance, liability or other claim.

In conjunction with our acquisition of Woodlake Square in August 2007, we identified an environmental exposure caused by a dry cleaning business that operated on the property prior to our ownership. We estimate that our obligation related to remediation of this exposure will be approximately $300 thousand.  We received a credit at closing from the seller for $300 thousand, which we have recorded as an asset retirement obligation.  Additionally, there is a monitoring well on site that has shown a heightened reading of hazardous material believed to an anomaly.  We estimate that our obligation related to remediation of this exposure will be approximately $400 thousand, and such amount was placed in escrow by the seller.  Accordingly, we have recorded an asset retirement obligation for the $400 thousand, and have included the escrow amount in Other Assets in our accompanying balance sheet.  We believe that this matter will not have an adverse effect on our financial position or results of operations, and we are aware of no other environmental exposures

~S-16~

The Shareholders
AmREIT Monthly Income & Growth IV Corporation:

We have audited the accompanying balance sheet of AmREIT Monthly Income & Growth IV Corporation (the “Company”) as of December 31, 2007. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of AmREIT Monthly Income & Growth IV Corporation as of December 31, 2007 in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP
Houston, Texas
August 29, 2008

~S-17~

AmREIT Monthly Income & Growth IV Corporation
Balance Sheet
December 31, 2007
December 31,
2007
ASSETS

Accounts receivable - related party	11,125
TOTAL ASSETS	$11,125

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
Excess of distributions and losses over investment in Monthly Income & Growth IV Fund	25,627
TOTAL LIABILITIES	25,627

Shareholder's Equity:
Common Stock	5
Paid in Capital	1,995
Retained Earnings	(16,502)
TOTAL SHAREHOLDER'S EQUITY	(14,502)
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$11,125

See Notes to Balance Sheet.

~S-18~

AmREIT Monthly Income & Growth IV Corporation
Notes to Balance Sheet
December 31, 2007

1.	DESCRIPTION OF BUSINESS

AmREIT Monthly Income & Growth IV Corporation, a Delaware Corporation (the “Company”), was formed in 2006 for the sole purpose of serving as the General Partner of Monthly Income & Growth IV Fund, L.P. (“MIG IV”) .  We are wholly-owned by AmREIT, a Texas real estate investment trust which is traded on the American Stock Exchange under the symbol “AMY” We maintain our principal place of business in Houston, Texas. The Company invested $1,000 as a general partner in MIG IV.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

Accounts Receivable-Related Party - Accounts receivable-related party represents amounts on loan to our parent company.  As part of AmREIT’s corporate treasury management function, any excess cash is automatically transferred to AmREIT for investment or other uses at the corporate level.

Income Taxes –

Federal - We are treated for Federal income tax purposes as a taxable REIT subsidiary.  We believe that it is not more likely than not that we will realize the tax benefits associated with our net loss for the year ended December 31, 2007.  Accordingly, we have fully reserved for any such benefit as of December 31, 2007.  Further, we have elected to be taxed as a qualified REIT subsidiary effective January 1, 2008 at which point we will not be subject to federal income tax provided that we comply with the organizational and operational requirements.

State - In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for the Company) to the profit margin. At December 31, 2007, we had accrued no state taxes related to the Margin Tax given the loss generated by our investment in MIG IV which represents our sole business activity.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS

In February 2007 the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. We currently do not plan to measure any eligible financial assets and liabilities at fair value under the provisions of SFAS No. 159.

3.	INVESTMENT IN AmREIT MONTHLY INCOME AND GROWTH IV FUND, L.P.

The Company invested $1,000 as a general partner in MIG IV.  MIG IV began raising money in November 2006, and, as of December 31, 2007, had raised approximately $44 million. We account for our investment in MIG IV under the equity method as we exercise significant influence over, but do not control, the investee. The limited partners of MIG IV have the right, with or without cause, to remove and replace us by a vote of the limited partners owning a majority of the outstanding units.  At December 31, 2007 we have recorded distributions and have been allocated losses in excess of our investment by $26,000. We believe such amounts are realizable out of the value of the assets of MIG IV.  MIG IV was formed to develop, own, manage and add value to commercial real estate properties with an average holding period of two to four years. Our interest in MIG IV as of December 31, 2007 is 1%. MIG IV has invested in a joint venture that owns a real estate property. In 2008, MIG IV acquired control of this joint venture

Pursuant to the MIG IV limited partnership agreement, net sales proceeds from its liquidation (expected in 2013) will be allocated to the limited partners, and to us as the general partner as, if and when the annual return thresholds have been achieved by the limited partners.  Certain members of our management team have been assigned a 28.5% aggregate residual interest in any promoted interest that we receive from MIG IV in our capacity as general partner.

Combined condensed financial information for MIG IV (at 100%) is summarized as follows:

December 31,
Combined Balance Sheets (in thousands)	2007
Assets
Investment in non-consolidated subsidiaries	$17,100
Cash	19,349
Accounts Receivable	113
Other assets	1,550
Total Assets	38,112

Liabilities and partners' capital:
Other liabilities	1,312
Partners capital	36,800
Total Liabilities and Partners Capital	$38,112

MIG IV Corp's share of Partners' Capital	$-

December 31,
Combined Statement of Operations (in thousands)	2007
Revenue
Total Revenue	-

Expense
Interest expense	(101)
Loss from non-consolidated entities	(1,123)
Other	40
Total Expense	(1,184)

Net (loss) income	$(1,184)

MIG IV Corp's share of Net (loss) income (1)	$(12)

(1) According to the partnership agreement, no partner shall be required to fund a deficit balance in their capital account.  The allocation of net loss during 2007 is prior to a curative allocation of $25,000 to restore the capital account to zero.

4.	RELATED PARTY TRANSACTIONS

We have no employees or offices. We rely on AmREIT and its affiliates in performing these services to us. Services primarily include the supervision of the management. As a result, we are dependent upon AmREIT and its affiliates. In the event that these companies are unable to provide us with the respective services, we would be required to find alternative providers of these services.

MIG IV paid to AmREIT and its affiliates fees and compensation during the organizational stage of the Partnership, including securities commissions and due diligence reimbursements, marketing reimbursements and reimbursement of organizational and offering expenses. As of December 31, 2007, we had no related party receivables or payables related to services provided by AmREIT and its affiliates.

5.	COMMITMENTS AND CONTINGENCIES

Litigation - In the ordinary course of business, we may become subject to litigation or claims. There are no material pending legal proceedings known to us.

~S-19~

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AmREIT Monthly Income & Growth Fund IV, L.P.

By: AmREIT Monthly Income & Growth IV Corporation, its General Partner
Date: August 29, 2008

By: /s/ K. Kerr Taylor
H. Kerr Taylor
President, Chief Executive Officer, and Director

By: /s/ Chad C. Braun
Chad C. Braun
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

~S-20~

PART III
ITEM 1. INDEX TO EXHIBITS

INDEX TO EXHIBITS

The following exhibits are filed as part of this Amendment No. 2 to Form 10 Registration Statement and numbered in accordance with Part III of Form 10.

Exhibit No.	Description
3.1*	Certificate of Limited Partnership of AmREIT Monthly Income & Growth Fund IV, L.P., dated October 10, 2006.
3.2*	Agreement of Limited Partnership of AmREIT Monthly Income & Growth Fund IV, L.P., dated October 10, 2006, between AmREIT Monthly Income & Growth IV Corporation and the limited partners thereto.
3.3*	Amendment No. 1 to Agreement of Limited Partnership of AmREIT Monthly Income & Growth Fund IV, L.P. dated December 7, 2006.
10.1*	Promissory Note, dated December 8, 2006, between AmREIT Casa Linda, LP and Morgan Stanley Mortgage Capital, Inc.

* Previously Filed

~S-21~